                                                Filed Pursuant to Rule 424(b)(5)
                                                   Registration No. 333-40787-01
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 11, 1998)
                                  $500,000,000

                              VORNADO REALTY L.P.
                             5.625% NOTES DUE 2007
                               ------------------

     We are offering and selling notes that will bear interest at the rate of 5.625% per year and, unless we redeem them earlier, will mature on June 15, 2007. We may redeem some or all of the notes at any time at the redemption prices described under the caption "Description of the Notes -- Optional Redemption." We will pay interest on the notes on June 15 and December 15 of each year, beginning December 15, 2002.

     The notes will be unsecured and unsubordinated obligations of Vornado Realty L.P. and will rank equally with all of Vornado Realty L.P.'s other unsecured and unsubordinated indebtedness from time to time outstanding.
                               ------------------

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                              PER NOTE       TOTAL
                                                              --------    ------------
Public Offering Price(1)                                       99.856%    $499,280,000
Underwriting Discount                                           0.600%    $  3,000,000
Proceeds to Vornado Realty L.P. (before expenses)              99.256%    $496,280,000

---------------
(1) Plus accrued interest from June 24, 2002, if settlement occurs after that date.
     The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company on or about June 24, 2002.
                               ------------------
                          JOINT BOOK-RUNNING MANAGERS

SALOMON SMITH BARNEY   BANC OF AMERICA SECURITIES LLC   JPMORGAN
                               ------------------

COMMERZBANK SECURITIES                                  DEUTSCHE BANK SECURITIES

FLEET SECURITIES, INC.                                               UBS WARBURG

BNY CAPITAL MARKETS, INC. PNC CAPITAL MARKETS, INC. WELLS FARGO BROKERAGE SERVICES, LLC

June 19, 2002

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE AFTER THE DATE OF THE INFORMATION.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Cautionary Statement Regarding Forward-Looking Statements...    ii
Summary.....................................................   S-1
Risk Factors................................................   S-4
Vornado Realty L.P. ........................................  S-12
Recent Developments.........................................  S-13
Capitalization of Vornado Realty L.P. ......................  S-14
Selected Consolidated Financial Data of Vornado Realty
  L.P. .....................................................  S-15
Use of Proceeds.............................................  S-17
Ratio of Earnings to Fixed Charges..........................  S-17
Management..................................................  S-17
Description of the Notes....................................  S-20
United States Federal Income Tax Considerations.............  S-29
Underwriting................................................  S-31
Validity of the Notes.......................................  S-32
Experts.....................................................  S-32
Where You Can Find More Information.........................  S-32

                                   PROSPECTUS

Available Information.......................................      2
Incorporation of Certain Documents by Reference.............      3
Risk Factors................................................      5
Vornado and the Operating Partnership.......................     12
Use of Proceeds.............................................     12
Consolidated Ratios of Earnings to Combined Fixed Charges
  and Preferred Share Dividend Requirements.................     13
Description of Debt Securities..............................     14
Description of Shares of Beneficial Interest................     23
Federal Income Tax Considerations...........................     33
Plan of Distribution........................................     44
Experts.....................................................     45
Validity of the Securities..................................     46

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus, including documents incorporated by reference therein, contain certain forward-looking statements with respect to our financial condition, results of operations and business. These statements may be made directly in these documents or they may be made part of these documents by reference to other documents filed by us with the SEC, which is known as "incorporation by reference." You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. Unless the context otherwise requires, references in this prospectus supplement to "we," "us," "our," "Vornado," "VRLP" or "Vornado Realty L.P." refer to Vornado Realty L.P. and its subsidiaries and not to Vornado Realty Trust.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, those listed under the caption "Risk Factors" in this prospectus supplement and the accompanying prospectus as well as the following possibilities:

     - national, regional and local economic conditions;

     - the continuing impact of the September 11, 2001 terrorist attacks on our tenants and the national, regional and local economies, including, in particular, the New York City and Washington, D.C. metropolitan areas;

     - local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

     - competition from other available space;

     - whether tenants consider a property attractive;

     - the financial condition of our tenants;

     - whether we are able to pass some or all of any increased operating costs we experience through to our tenants;

     - how well we manage our properties;

     - increased interest expense;

     - decreases in market rental rates;

     - the timing and costs associated with property improvements and rentals;

     - changes in taxation or zoning laws;

     - government regulations;

     - Vornado Realty Trust's failure to continue to qualify as a real estate investment trust;

     - availability of financing on acceptable terms or at all;

     - potential liability under environmental or other laws or regulations; and

     - general competitive factors.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these items are beyond our ability to control or predict. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus supplement.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus supplement to reflect the occurrence of unanticipated events. Furthermore, many of these factors may be more likely to occur as a result of the September 11, 2001 terrorist attacks. For more information on the uncertainty of forward-looking statements, see "Risk Factors" in this prospectus supplement.

                                    SUMMARY

     The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. This summary may not contain all the information that is important to you or that you should consider before buying notes in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, carefully.

                              VORNADO REALTY L.P.

     Vornado Realty L.P. is the operating partnership through which Vornado Realty Trust, a fully integrated real estate investment trust, conducts its business and owns substantially all of its interests in properties. Vornado Realty Trust is the sole general partner of, and owned an approximately 79% common limited partnership interest in, Vornado Realty L.P. as of June 19, 2002.

     Vornado Realty L.P. currently owns directly or indirectly all or portions of 73 office properties in the New York City metropolitan area (primarily Manhattan) and in the Washington, D.C. and northern Virginia area; 55 shopping center properties in six states and Puerto Rico; the Merchandise Mart Properties portfolio, including the Merchandise Mart in Chicago; a 60% interest in partnerships that own 89 cold storage warehouse facilities nationwide leased to AmeriCold Logistics; 33.1% of the outstanding common stock of Alexander's, Inc.; the Hotel Pennsylvania in New York City; a 21.1% interest in The Newkirk Master Limited Partnership, which owns office, retail and industrial properties nationwide and various debt interests in those properties; eight dry warehouse/industrial properties in New Jersey; and other real estate investments.

     Our principal executive offices are located at 888 Seventh Avenue, New York, New York 10019, and our telephone number is (212) 894-7000.

                 CHARLES E. SMITH COMMERCIAL REALTY L.P. MERGER

     On January 1, 2002, Vornado Realty L.P. acquired the remaining 66% of Charles E. Smith Commercial Realty L.P. it did not previously own. The consideration for the remaining 66% of CESCR was approximately $1,600,000,000, consisting of 15,612,831 newly issued Vornado Realty L.P. units valued at $608,000,000 and acquiring the assets subject to $992,000,000 of debt (66% of CESCR's total debt). CESCR owns and manages 13.0 million square feet of office properties in Washington, D.C. and northern Virginia and manages an additional
5.8 million square feet of office and other commercial properties in the Washington, D.C. area.

                                  THE OFFERING

Issuer........................   Vornado Realty L.P.

Securities Offered............   $500,000,000 principal amount of 5.625% Notes
                                 due 2007.

Stated Maturity Date..........   The notes will mature on June 15, 2007.

Interest......................   The notes will accrue interest at a rate of
                                 5.625% per year from June 24, 2002 until maturity or earlier redemption, as the case may be.

Interest Payment Dates........   June 15 and December 15 of each year,
                                 commencing on December 15, 2002.

Optional Redemption...........   We may redeem some or all of the notes at any
                                 time at a redemption price equal to the sum of
                                 (a) 100% of the aggregate principal amount of the notes being redeemed, (b) accrued but unpaid interest, if any, to the redemption date and (c) the Make-Whole Amount (as defined in "Description of the Notes -- Optional
                                 Redemption"), if any.

Sinking Fund..................   None.

Ranking.......................   The notes will rank equally among themselves
                                 and with all other unsecured and unsubordinated indebtedness of Vornado Realty L.P. from time to time outstanding. At March 31, 2002, on a pro forma basis after giving effect to this offering and the application of the net proceeds from the sale of the notes:

                                 - Vornado Realty L.P. would have had
                                   outstanding no unsecured and unsubordinated indebtedness on an unconsolidated basis other than the notes that would rank equally with the notes; and

                                 - subsidiaries of Vornado Realty L.P. would
                                   have had outstanding approximately
                                   $4,264,199,000 of Total Outstanding Debt as defined under "Description of the
                                   Notes -- Covenants -- Special Terms Used in
                                   Covenants" below, which would effectively rank senior to the notes and substantially all of which is secured.

                                 Vornado Realty L.P. has no secured indebtedness other than secured indebtedness of its subsidiaries.

Covenants.....................   Under the indenture, we have agreed to certain
                                 restrictions on incurring debt and entering into certain transactions. See "Description of the Notes -- Covenants" for more information about these restrictions.

Trading.......................   The notes are a new issue of securities with no
                                 established trading market. We do not intend to apply for listing of the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. See "Underwriting" for more information about possible market-making by the underwriters.

Form and Denomination.........   The notes will be issued in the form of one or
                                 more fully registered global securities, without coupons, in denominations of $1,000 in principal amount and integral multiples of $1,000. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described under "Description of Debt
                                 Securities -- Book-Entry Debt Securities" in the accompanying prospectus, notes in certificated form will not be issued or exchanged for interests in global securities.

Use of Proceeds...............   We expect to receive aggregate net proceeds
                                 from the sale of the notes of approximately
                                 $496,000,000. We intend to use the net proceeds primarily to repay amounts outstanding under loans secured by properties of some of our subsidiaries and also for other general business purposes.

CUSIP.........................   929042 AA 7

                                  RISK FACTORS

     You should consider carefully all of the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the caption "Risk Factors," before making an investment in the notes.

                                  RISK FACTORS

     An investment in the notes involves risks. You should carefully consider, among other things, the matters described below before deciding to purchase the notes.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES.

     The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange. An active trading market for the notes may not develop or last, in which case the trading price of the notes could be adversely affected. If an active trading market does develop, the notes may trade at prices higher or lower than their initial offering price. The trading price of the notes will depend on many factors, including:

     - prevailing interest rates;

     - the market for similar securities;

     - general economic conditions; and

     - our financial condition, performance and prospects.

     The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice.

REAL ESTATE INVESTMENTS' VALUE AND INCOME FLUCTUATE DUE TO VARIOUS FACTORS.

THE VALUE OF REAL ESTATE FLUCTUATES DEPENDING ON CONDITIONS IN THE GENERAL ECONOMY AND THE REAL ESTATE BUSINESS. THESE CONDITIONS MAY ALSO LIMIT OUR REVENUES AND AVAILABLE CASH.

     The factors that affect the value of our real estate investments include, among other things:

     - national, regional and local economic conditions;

     - the continuing impact of the September 11, 2001 terrorist attacks on our tenants and the national, regional and local economies, including, in particular, the New York City and Washington, D.C. metropolitan areas;

     - local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

     - competition from other available space;

     - whether tenants consider a property attractive;

     - the financial condition of our tenants;

     - whether we are able to pass some or all of any increased operating costs we experience through to tenants;

     - how well we manage our properties;

     - increased interest expense;

     - decreases in market rental rates;

     - the timing and costs associated with property improvements and rentals;

     - changes in taxation or zoning laws;

     - government regulations;

     - availability of financing on acceptable terms or at all;

     - potential liability under environmental or other laws or regulations; and

     - general competitive factors.

     The rents we receive and the occupancy levels at our properties may decline as a result of adverse changes in any of these factors. In addition, the September 11, 2001 terrorist attacks that occurred in New York City and the Washington, D.C. area may increase the likelihood, or expedite the occurrence of, one or more of these important factors. If our rental revenues decline, we generally would expect to have less cash available to pay interest on and principal of the notes. In addition, some of our major expenses, including mortgage payments, real estate taxes and maintenance costs, generally do not decline when the related rents decline. If rents decline while costs remain the same, our income and funds available to pay interest on and principal of the notes would decline.

WE DEPEND ON LEASING SPACE TO TENANTS ON ECONOMICALLY FAVORABLE TERMS AND COLLECTING RENT FROM OUR TENANTS, WHO MAY NOT BE ABLE TO PAY.

     Our financial results depend on leasing space in our properties to tenants on economically favorable terms. In addition, because substantially all of our income comes from rentals of real property, our income and funds available to pay interest on and principal of the notes will decrease if a significant number of our tenants cannot pay their rent. If a tenant does not pay its rent, we might not be able to enforce our rights as landlord without delays and might incur substantial legal costs. For information regarding the bankruptcy of our tenants, see "-- Bankruptcy of tenants may decrease our revenues and available cash" below.

BANKRUPTCY OF TENANTS MAY DECREASE OUR REVENUES AND AVAILABLE CASH.

     A number of companies, including some of our tenants, have declared bankruptcy in recent years, and other tenants may declare bankruptcy or become insolvent in the future. If a major tenant declares bankruptcy or becomes insolvent, the rental property where it leases space may have lower revenues and operational difficulties, and, in the case of our shopping centers, we may have difficulty leasing the remainder of the affected property. Our leases generally do not contain restrictions designed to ensure the creditworthiness of our tenants. As a result, the bankruptcy or insolvency of a major tenant could result in a lower level of funds from operations available to pay interest on and principal of the notes.

     For information relating to the increased risk of bankruptcy of our tenants as a result of the events of September 11, 2001, see "-- Although the Terrorist Attacks of September 11, 2001 in New York City and the Washington, D.C. Area Did Not Physically Damage Our Properties, Those Attacks May Adversely Affect the Value of Our Properties and Our Ability to Generate Cash Flow -- Some of our tenants may be more likely to declare bankruptcy as a result of the terrorist attacks" below.

SOME OF OUR POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE.

     We carry comprehensive liability and all risk property insurance (fire, flood, extended coverage and rental loss insurance) with respect to our properties. However, there are some types of losses, including lease and other contract claims, as well as claims related to nuclear reactions, certain other contaminants and pollutants and, most recently, terrorist acts, that generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. If this were to happen, we might remain obligated for any mortgage debt or other financial obligations related to the property and may be liable to third parties for damages.

     For information relating to the increased risk of losses not being covered by insurance as a result of the September 11, 2001 terrorist attacks, see
"-- Although the Terrorist Attacks of September 11, 2001 in New York City and the Washington, D.C. Area Did Not Physically Damage Our Properties, Those Attacks May Adversely Affect the Value of Our Properties and Our Ability to Generate Cash Flow -- Insurance premiums have increased significantly, and we expect that our insurance premiums will continue to increase for those policies that have not been renewed since September 11, 2001. In addition, with respect to the all risk policies that we have purchased since September 11, 2001 covering our real estate portfolio, we have generally not been able to obtain policies that include coverage for terrorist acts" below.

WE MAY ACQUIRE OR DEVELOP NEW PROPERTIES, AND THIS MAY CREATE RISKS.

     We may acquire or develop properties or acquire other real estate companies when we believe that an acquisition or development is consistent with our business strategies. We may not, however, succeed in consummating desired acquisitions or in completing developments on time or within our budget. We also might not succeed in leasing newly developed or acquired properties at rents sufficient to cover their costs of acquisition or development and operations.

     We have experienced rapid growth in recent years, increasing our total assets from approximately $565,000,000 at December 31, 1996 to approximately $8,931,000,000 at March 31, 2002. This growth included the acquisition of Charles E. Smith Commercial Realty L.P. on January 1, 2002, which increased our total assets as of that date by $2,201,000,000, of which $1,453,000,000 is attributable to the acquisition of assets and $748,000,000 is attributable to Charles E. Smith Commercial Realty L.P. becoming a wholly owned subsidiary of Vornado Realty L.P. and therefore being consolidated rather than accounted for under the equity method. We may not be able to manage any growth effectively or to maintain a similar rate of growth in the future, and our failure to do so may have a material adverse effect on our financial condition and results of operations.

     In addition, if persons selling properties to us wish to defer the payment of taxes on the sales proceeds, we are likely to pay them in units of Vornado Realty L.P. In transactions of this kind, we may also agree not to sell the acquired properties or reduce the mortgage indebtedness on them for significant periods of time. If we borrow funds or assume indebtedness to acquire or develop properties, indebtedness of Vornado Realty L.P., as a percentage of our asset value or market capitalization, might increase. If this happens, the increased leverage may impair our ability to take actions that would otherwise be in our best interests or the best interests of our security holders. If our indebtedness increases significantly, Vornado Realty L.P. may not be able to make required principal and interest payments with respect to its indebtedness, including the notes offered by this prospectus supplement.

     For additional information about our leverage, see "-- Our organizational and financial structure gives rise to operational and financial risks -- We have indebtedness, and this indebtedness may increase" below.

IT MAY BE DIFFICULT TO BUY AND SELL REAL ESTATE QUICKLY, AND TRANSFER RESTRICTIONS APPLY TO SOME OF OUR MORTGAGED PROPERTIES.

     Equity real estate investments are relatively difficult to buy and sell quickly. Therefore, our ability to vary our portfolio promptly in response to changes in economic or other conditions is limited. Some of our properties are mortgaged to secure payment of indebtedness. If we were unable to meet our mortgage payments, the lender could foreclose on the properties and we could incur a loss. In addition, if we wished to dispose of one or more of the mortgaged properties, we might not be able to obtain release of the lien on the mortgaged property. If a lender forecloses on a mortgaged property or if a mortgage lien prevents us from selling a property, our funds available to pay interest on and principal of the notes could decline. For information relating to the mortgages on our properties, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in our Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the period ended March 31, 2002 and the notes to our consolidated financial statements in the same reports.

A SIGNIFICANT PORTION OF OUR PROPERTIES ARE IN THE NEW YORK CITY/NEW JERSEY AND WASHINGTON, D.C. METROPOLITAN AREAS AND WILL BE AFFECTED BY THE ECONOMIC CYCLES AND RISKS INHERENT TO THOSE REGIONS.

     Based on the pro forma combined financial statements for the year ended December 31, 2001, included in our Current Report on Form 8-K/A dated January 1, 2002 and filed with the SEC on March 18, 2002, had the merger of a wholly owned subsidiary of Vornado Realty L.P. and Charles E. Smith Commercial Realty L.P. occurred on January 1, 2001, 68% of our earnings before interest expense, taxes, depreciation and amortization, extraordinary or non-recurring items, gains or losses on sales of real estate, the effect of straight-lining of property rentals for rent escalations and minority interest would have come from properties located in New Jersey and the New York City and Washington, D.C. metropolitan areas. We refer to earnings before interest expense, taxes, depreciation and amortization, extraordinary or non-recurring items, gains or losses on sales of real estate, the effect of straight-lining of property rentals for rent escalations and minority interest as "EBITDA." Our management considers EBITDA a supplemental measure for making decisions and assessing the performance of our segments. EBITDA may not be comparable to similarly titled measures employed by other companies.

     In addition, we may continue to concentrate a significant portion of our future acquisitions in New Jersey and the New York City and Washington, D.C. metropolitan areas. Like other real estate markets, the real estate markets in these areas have experienced economic downturns in the past, and we cannot predict how the current economic conditions will impact these markets in both the short and long term. Further declines in the economy or a decline in the real estate markets in these areas could hurt our financial performance and the value of our properties. The factors affecting economic conditions in these regions include:

     - business layoffs or downsizing;

     - industry slowdowns;

     - relocations of businesses;

     - changing demographics;

     - increased telecommuting and use of alternative work places;

     - financial performance and productivity of the publishing, advertising, financial, technology, retail, insurance and real estate industries;

     - infrastructure quality; and

     - any oversupply of or reduced demand for real estate.

     It is impossible for us to assess the future effects of the current uncertain trends in the economic and investment climates of the New York City/New Jersey and Washington, D.C. regions, and more generally of the United States, on the real estate markets in these areas. If these conditions persist, they may adversely affect our businesses and future profitability.

     For more information regarding the effects on us of the terrorist attacks of September 11, 2001, see "-- Although the Terrorist Attacks of September 11, 2001 in New York City and the Washington, D.C. Area Did Not Physically Damage Our Properties, Those Attacks May Adversely Affect the Value of Our Properties and Our Ability to Generate Cash Flow" below.

ON JANUARY 1, 2002, WE COMPLETED THE ACQUISITION OF THE 66% INTEREST IN CHARLES
E. SMITH COMMERCIAL REALTY L.P. THAT WE DID NOT PREVIOUSLY OWN. THE TERMS OF THE MERGER RESTRICT OUR ABILITY TO SELL OR OTHERWISE DISPOSE OF, OR TO FINANCE OR REFINANCE, THE PROPERTIES FORMERLY OWNED BY CHARLES E. SMITH COMMERCIAL REALTY L.P., WHICH COULD RESULT IN OUR INABILITY TO SELL THESE PROPERTIES AT AN OPPORTUNE TIME AND INCREASED COSTS TO US.

     We have agreed to restrictions on our ability to sell, finance, refinance and, in some instances, pay down existing financing on the properties currently held by Charles E. Smith Commercial Realty L.P. for a period of up to 20 years, under a tax reporting and protection agreement that we entered into at the closing of the merger. This agreement prohibits us from taking these actions unless Vornado Realty L.P. also pays the contributing partners based on their tax liabilities as a result of the sale. These arrangements may significantly reduce our ability to sell, finance or repay indebtedness secured by the subject properties or assets.

     In addition, we are restricted from selling or otherwise transferring or disposing of certain properties located in the Crystal City area of Arlington, Virginia or an interest in our division that manages the majority of our office properties in the Washington, D.C. metropolitan area, which we refer to as the "Smith Division," without the consent of Robert H. Smith and Robert P. Kogod, each of whom was a significant unit holder of Charles E. Smith Commercial Realty L.P., for a period of 12 years with respect to certain properties located in the Crystal City area of Arlington, Virginia or six years with respect to an interest in the Smith Division. These restrictions, which run from the closing of the merger and currently cover approximately 13.0 million square feet of space, could result in our inability to sell these properties or an interest in the Smith Division at an opportune time and increased costs to us.

WE MAY INCUR COSTS TO COMPLY WITH ENVIRONMENTAL LAWS.

     Our operations and properties are subject to various federal, state and local laws, ordinances and regulations concerning the protection of the environment including air and water quality, hazardous substances and health and safety. Under certain of these environmental laws a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property. The owner or operator may also be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by those parties because of the contamination. These laws often impose liability without regard to whether the owner or operator knew of the release of the substances or was responsible for the release. The presence of contamination or the failure to remediate contamination may impair our ability to sell or lease real estate or to borrow using the real estate as collateral. Other laws and regulations govern indoor and outdoor air quality including those that can require the abatement or removal of asbestos-containing materials in the event of demolition, renovations or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The maintenance and removal of lead paint and certain electrical equipment containing polychlorinated biphenyls (PCBs) and underground storage tanks are also regulated by federal and state laws. We could incur fines for environmental compliance and be held liable for the costs of remedial action with respect to the foregoing regulated substances or tanks or related claims arising out of environmental contamination or exposure at our properties.

REAL ESTATE IS A COMPETITIVE BUSINESS.

     Our business segments -- office, retail, Merchandise Mart properties, temperature controlled logistics, and other -- operate in highly competitive environments. We have a large concentration of properties in the New York City metropolitan area and in the Washington, D.C. and Northern Virginia area. We compete with a large number of real estate property owners and developers. Principal factors of competition are rent charged, attractiveness of location and the quality and breadth of services provided. Our success depends upon, among other factors, the trends of the national and local economies, the financial condition and operating results of current and prospective tenants and customers, the availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends.

ALTHOUGH THE TERRORIST ATTACKS OF SEPTEMBER 11, 2001 IN NEW YORK CITY AND THE WASHINGTON, D.C. AREA DID NOT PHYSICALLY DAMAGE OUR PROPERTIES, THOSE ATTACKS MAY ADVERSELY AFFECT THE VALUE OF OUR PROPERTIES AND OUR ABILITY TO GENERATE CASH FLOW.

REAL ESTATE VALUES AND PROPERTY RENTS MAY DECLINE AS A RESULT OF THE IMPACT OF THE TERRORIST ATTACKS ON THE GENERAL ECONOMY.

     The terrorist attacks have negatively impacted the United States economy. This impact has been particularly severe in the large metropolitan areas where our real estate properties are concentrated. We expect this negative impact to continue. An economic decline may materially reduce the value of our real estate portfolio and the amount in rents we are able to collect from our tenants.

     In addition, these attacks may make the occurrence of one or more of the factors discussed in this "Risk Factors" section more likely to occur. For specific information relating to various factors that are affected by the condition of the general economy, see "-- Real Estate Investments' Value and Income Fluctuate Due to Various Factors -- The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may also limit our revenues and available cash" above.

THERE MAY BE A DECREASE IN DEMAND FOR SPACE IN LARGE METROPOLITAN AREAS THAT ARE CONSIDERED AT RISK FOR FUTURE TERRORIST ATTACKS, AND THIS DECREASE MAY REDUCE OUR REVENUES FROM PROPERTY RENTALS.

     We have significant investments in large metropolitan areas, including the New York/New Jersey, Washington, D.C. and Chicago metropolitan areas. In the aftermath of the terrorist attacks, tenants in these areas may choose to relocate their business to less populated, lower-profile areas of the United States that are not as likely to be targets of future terrorist activity. This in turn would trigger a decrease in the demand for space in these areas, which could increase vacancies in our properties and force us to lease our properties on less favorable terms. As a result, the value of our properties and the level of our revenues could decline materially.

INSURANCE PREMIUMS HAVE INCREASED SIGNIFICANTLY, AND WE EXPECT THAT OUR INSURANCE PREMIUMS WILL CONTINUE TO INCREASE FOR THOSE POLICIES THAT HAVE NOT BEEN RENEWED SINCE SEPTEMBER 11, 2001. IN ADDITION, WITH RESPECT TO THE ALL RISK POLICIES THAT WE HAVE PURCHASED SINCE SEPTEMBER 11, 2001 COVERING OUR REAL ESTATE PORTFOLIO, WE HAVE GENERALLY NOT BEEN ABLE TO OBTAIN POLICIES THAT INCLUDE COVERAGE FOR TERRORIST ACTS.

     The insurance payouts that have been made, and that are continuing to be made, as a result of the terrorist attacks have reduced significantly the insurance industry's reserves, and this reduction may continue as additional claims are made. Moreover, the demand for higher levels of insurance coverage has increased, and this rising demand is expected to continue as a result of these attacks. For these reasons and others related to the general market for insurance products, insurance premiums have increased significantly with respect to policies that we have renewed since September 11, 2001, and we expect that insurance premiums will continue to increase for any policy, upon its renewal, that we have not renewed since September 11, 2001. These increases have had an adverse impact on our cash flow, and, if the current condition of the insurance market persists, we expect this adverse impact to continue with respect to any policy, upon its renewal, that we have not renewed since September 11, 2001. Furthermore, we have not been able to purchase policies with coverage limits and deductibles similar to those that were available before the attacks, and it is likely that we will not be able to purchase those kinds of policies in the future.

     We carry comprehensive liability and all risk property insurance (fire, flood, extended coverage and rental loss insurance) with respect to our properties. Real property insurance policies put into effect before September 11, 2001 do not expressly exclude coverage from hostile acts, except for acts of war. Since September 11, 2001, insurance companies have been excluding terrorist acts from coverage in all risk policies. We have generally been unable to obtain all risk insurance which includes coverage for terrorist acts for policies we have renewed since September 11, 2001, and we may not be able to obtain coverage for terrorist attacks under any policy we purchase in the future. However, we have obtained separate coverage in limited amounts for terrorist acts when an all risk insurance policy covering our properties has excluded terrorist acts from coverage upon the renewal of the policy. Therefore, we are at risk for financial loss in excess of these limited amounts for terrorist acts as defined by the policies, which loss could be material.

     Our debt instruments other than the notes, consisting of mortgage loans secured by our properties, which are generally non-recourse to us, and our revolving credit agreement, contain customary covenants requiring us to maintain insurance. The lenders under these instruments may take the position that an exclusion from all risk insurance coverage for losses due to terrorist acts is a breach of these debt instruments that allows the lenders to declare an event of default and accelerate repayment of debt. In addition, if lenders insist on coverage for these risks, it could adversely affect our ability to finance or refinance our properties and to expand our portfolio.

     For additional information relating to insurance coverage generally, see "-- Real Estate Investments' Income and Value Fluctuate Due to Various
Factors -- Some of our potential losses may not be covered by insurance" above.

OUR INVESTMENT IN HOTEL PENNSYLVANIA IS DEPENDENT ON THE TRAVEL INDUSTRY, AND THAT INVESTMENT HAS BEEN AND MAY CONTINUE TO BE IMPACTED SEVERELY BY THE TERRORIST ATTACKS.

     Our investment in Hotel Pennsylvania is directly dependent on the travel industry generally and the willingness of people to visit New York City in particular. Since September 11, 2001, there has been a substantial decline in travel and tourism to New York City. Accordingly, there has been a significant reduction in occupancy at Hotel Pennsylvania. As a result, revenues generated by this investment have been impacted severely by that decline, and we expect this impact on revenues to continue.

SOME OF OUR TENANTS MAY BE MORE LIKELY TO DECLARE BANKRUPTCY AS A RESULT OF THE TERRORIST ATTACKS.

     The risk that some of our tenants may declare bankruptcy is higher because of the September 11, 2001 terrorist attacks and the resulting decline in the economy. This is particularly true for our tenants that are dependent on the air or travel industries as a primary source of revenue.

     U.S. Airways Group Inc. leases 340,000 square feet from us for its headquarters in Washington, D.C. U.S. Air has been adversely affected by the downturn in air travel as a result of the terrorist attacks and economic decline and is seeking loan guarantees from the federal government and concessions from its employees and creditors. We cannot predict whether U.S. Air will declare bankruptcy or whether, if it declares bankruptcy, it will reject all or part of its headquarters lease.

     For more information related to the risks of bankruptcy generally, see "-- Real Estate Investments' Value and Income Fluctuate Due to Various
Factors -- Bankruptcy of tenants may decrease our revenues and available cash" above.

ALL OF OUR TEMPERATURE CONTROLLED LOGISTICS WAREHOUSES ARE LEASED TO ONE TENANT, AND THAT TENANT IS EXPERIENCING OPERATING DIFFICULTIES.

     Vornado Realty L.P. indirectly owns a 60% interest in partnerships, which we refer to as the "Vornado/Crescent Partnerships," that own 89 warehouse facilities nationwide with an aggregate of approximately 445 million cubic feet of refrigerated, frozen and dry storage space. The Vornado/Crescent Partnerships sold all of the non-real estate assets encompassing the operations of the temperature controlled business to a new partnership named AmeriCold Logistics owned 60% by Vornado Operating Company, which we refer to as "Vornado Operating," and 40% by Crescent Operating Inc. AmeriCold Logistics leases the underlying temperature controlled warehouses used in this business from the Vornado/ Crescent Partnerships, which continue to own the real estate. During 2001, AmeriCold Logistics generated approximately 8% of our EBITDA on a pro forma basis as if the acquisition of Charles E. Smith Commercial Realty L.P. occurred on January 1, 2001. On February 22, 2001, the Vornado/Crescent Partnerships restructured the AmeriCold Logistics leases to, among other things,
(a) reduce 2001's contractual rent to $146,000,000, (b) reduce 2002's contractual rent to $150,000,000 plus contingent rent in certain circumstances,
(c) increase the Vornado/Crescent Partnerships' share of annual maintenance capital expenditures by $4,500,000 to $9,500,000 effective January 1, 2000 and
(d) allow AmeriCold Logistics to defer rent to December 31, 2003 to the extent cash is not available, as defined in the leases, to pay the rent. Based on our policy of recognizing rental income when earned and collection is assured or cash is received, we did not recognize $15,281,000 and $8,606,000 of the rent that was due in the years ended December 31, 2001 and 2000. On December 31, 2001 the Vornado/Crescent Partnerships released the tenant from its obligation to pay $39,812,000 of deferred rent, of which our share was $23,887,000. This amount equals the rent that we did not recognize as income and accordingly had no profit and loss effect on us.

     To the extent that the operations of AmeriCold Logistics may affect its ability to pay rent, including percentage rent due under the leases, we indirectly bear the risks associated with AmeriCold Logistics' cold storage business. The cold storage business is extremely competitive. Factors affecting AmeriCold Logistics' ability to compete include, among others, (a) warehouse locations, (b) customer mix and (c) availability, quality and price of additional services.

OUR ORGANIZATIONAL AND FINANCIAL STRUCTURE GIVES RISE TO OPERATIONAL AND FINANCIAL RISKS.

VORNADO REALTY L.P. DEPENDS ON ITS DIRECT AND INDIRECT SUBSIDIARIES' DIVIDENDS AND DISTRIBUTIONS, AND THESE SUBSIDIARIES' CREDITORS ARE ENTITLED TO PAYMENT OF AMOUNTS PAYABLE TO THEM BY THE SUBSIDIARIES BEFORE THE SUBSIDIARIES MAY PAY ANY DIVIDENDS OR DISTRIBUTIONS TO VORNADO REALTY L.P.

     Vornado Realty L.P. holds substantially all of its properties and assets through subsidiaries. Vornado Realty L.P., therefore, depends for substantially all of its revenue on cash distributions to it by its subsidiaries. The creditors of each subsidiary are entitled to payment of the subsidiary's obligations to them, when due and payable, before the subsidiary may make distributions to Vornado Realty L.P. Thus, Vornado Realty L.P.'s ability to pay interest on and principal of the notes depends on its subsidiaries' ability to satisfy their obligations to their creditors and make distributions to Vornado Realty L.P. In addition, Vornado Realty L.P. may participate in any distribution of the assets of any of Vornado Realty L.P.'s direct or indirect subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary, and consequently holders of the notes may participate in those assets, only after the claims of the creditors, including trade creditors, and preferred security holders, if any, of the subsidiary are satisfied. See "-- We have indebtedness, and this indebtedness may increase" below for more information about indebtedness of Vornado Realty L.P.

WE HAVE INDEBTEDNESS, AND THIS INDEBTEDNESS MAY INCREASE.

     As of March 31, 2002, Vornado Realty L.P. and its wholly owned subsidiaries had approximately $4,760,199,000 in Total Outstanding Debt as defined under "Description of the Notes -- Covenants -- Special Terms Used in Covenants" below, including the debt assumed in connection with the acquisition of Charles
E. Smith Commercial Realty L.P. In the future, we may incur additional debt to finance acquisitions or property developments. We may review and modify our debt level from time to time without notice to or any vote of holders of the notes. See "Description of the Notes -- Covenants -- Limitations on Incurrence of Debt" for information about terms of the notes that limit our ability to incur additional debt.

     Except as described in this prospectus supplement under the heading "Description of the Notes -- Covenants -- Limitations on Incurrence of Indebtedness" or in the accompanying prospectus under the heading "Description of Debt Securities -- Merger, Consolidation and Sale of Assets," the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of:

     - a highly leveraged or similar transaction involving us or any of our affiliates;

     - a change of control of us; or

     - a reorganization, restructuring, merger or similar transaction involving us or Vornado Realty Trust that may adversely affect you.

LOSS OF OUR KEY PERSONNEL COULD HARM OUR OPERATIONS.

     We are dependent on the efforts of Steven Roth, the Chairman of the Board and Chief Executive Officer of Vornado Realty Trust, and Michael D. Fascitelli, the President of Vornado Realty Trust. While we believe that we could find replacements for these key personnel, the loss of their services could have an adverse effect on our operations.

                              VORNADO REALTY L.P.

     Vornado Realty L.P., a Delaware limited partnership, is the operating partnership through which Vornado Realty Trust, a fully-integrated real estate investment trust, conducts its business and owns substantially all of its interests in properties. Vornado Realty Trust is the sole general partner of, and owns an approximately 79% common limited partnership interest in, Vornado Realty L.P. as of June 19, 2002.

     Vornado Realty L.P. currently owns directly or indirectly:

     - Office Properties:

      -- all or portions of 73 office properties in the New York City metropolitan area (primarily Manhattan) and in the Washington, D.C. and Northern Virginia area aggregating approximately 27.3 million square feet;

     - Retail Properties:

      -- 55 shopping center properties in six states and Puerto Rico aggregating approximately 11.3 million square feet, including 1.4 million square feet built by tenants on land leased from Vornado;

     - Merchandise Mart Properties:

      -- the Merchandise Mart Properties portfolio containing approximately 8.6 million square feet, including the 3.4 million square foot Merchandise Mart in Chicago;

     - Temperature Controlled Logistics:

      -- a 60% interest in partnerships that own 89 warehouse facilities nationwide with an aggregate of approximately 445 million cubic feet of refrigerated space leased to AmeriCold Logistics;

     - Other Real Estate Investments:

      -- 33.1% of the outstanding common stock of Alexander's, Inc.;

      -- the Hotel Pennsylvania in New York City consisting of a hotel portion containing 1,000,000 square feet with 1,700 rooms and a commercial portion containing 400,000 square feet of retail and office space;

      -- a 21.1% interest in The Newkirk Master Limited Partnership which owns office, retail and industrial properties and various debt interests in such properties;

      -- eight dry warehouse/industrial properties in New Jersey containing approximately 2.0 million square feet; and

      -- other real estate investments.

     On January 1, 2002, we acquired the 66% interest in Charles E. Smith Commercial Realty L.P. that we did not previously own, resulting in the issuance of 15,612,831 units of Vornado Realty L.P. valued at $608,000,000. For more information about this transaction, see our Current Reports on Form 8-K filed with the SEC on October 19, 2001 and on January 16, 2002.

OBJECTIVES AND STRATEGY

     Vornado Realty L.P.'s business objective is to maximize equity value. Vornado Realty L.P. intends to achieve its business objective by continuing to pursue its investment philosophy and executing its operating strategies through:

     - Maintaining a superior team of operating and investment professionals and an entrepreneurial spirit;

     - Investing in properties in select markets, such as New York City and Washington, D.C., where Vornado Realty L.P. believes there is high likelihood of capital appreciation;

     - Acquiring quality properties at a discount to replacement cost and where there is a significant potential for higher rents;

     - Investing in retail properties in select understored locations such as the New York City metropolitan area;

     - Investing in fully integrated operating companies that have a significant real estate component with qualified, experienced operating management and strong growth potential which can benefit from Vornado Realty L.P.'s access to efficient capital;

     - Developing/redeveloping Vornado Realty L.P.'s existing properties to increase returns and maximize value; and

     - On occasion, providing specialty financing to real estate companies.

     Vornado Realty L.P. expects to finance its growth, acquisitions and investments using internally generated funds, proceeds from possible asset sales and by accessing the public and private capital markets.

                              RECENT DEVELOPMENTS

     Vornado Realty L.P.'s net income applicable to Class A Units for the quarter ended March 31, 2002 was $52,148,000 versus $50,482,000 for the quarter ended March 31, 2001.

     Net income for the three months ended March 31, 2002 includes (a) a charge of $30,129,000 for the write-off of goodwill arising from Vornado Realty L.P.'s investment in Temperature Controlled Logistics and the Hotel Pennsylvania resulting from the cumulative effect of the application of SFAS 142, "Goodwill and Other Intangible Assets," (b) a charge of $6,875,000 for the amortization of an officer's employment arrangement and (c) a gain on sale of Chicago condominiums of $1,531,000. These items aggregate $35,473,000.

     Net income for the three months ended March 31, 2001 includes (a) Vornado Realty L.P.'s $6,298,000 share of Alexander's net gain on sale of real estate and Vornado Realty L.P.'s $1,170,000 share of Alexander's extraordinary gain on early extinguishment of debt, (b) a charge of $4,110,000 resulting from the cumulative effect of the application of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," (c) a charge of $4,723,000 resulting from the write-off of an investment in a technology company and (d) a charge of $5,000,000 for the costs of acquisitions not consummated. These items aggregate $6,365,000.

     On April 30, 2002, Vornado Realty L.P. acquired 7,944,893 partnership units of Prime Group Realty, L.P., the operating partnership of Prime Group Realty Trust (NYSE:PGE), at a foreclosure auction. The partnership units had been pledged to Vornado Realty L.P. as collateral for loans to Primestone Investment Partners L.P. The price Vornado Realty L.P. paid for the units was $8.35 per unit, the April 30, 2002 closing price on the New York Stock Exchange of the PGE shares for which the partnership units are exchangeable on a one-for-one basis. Primestone Investment Partners L.P. and its affiliated guarantors remain liable for the deficiency under the loans. A subsidiary of Cadim inc. owns a 50% participation interest in the loans to Primestone Investment Partners L.P. held by Vornado Realty L.P. Under the participation arrangement, the Cadim inc. affiliate has the right to acquire 50% of the partnership units that Vornado Realty L.P. acquired at the foreclosure auction or the PGE shares into which they may be exchanged.

     On May 13, 2002 Vornado delivered a letter to PGE and Prime Group Realty, L.P. exercising Vornado's right under the Consent and Agreement, dated as of September 26, 2000, by PGE and Prime Group Realty, L.P. in favor of Vornado to receive a position on the Board of Trustees of PGE for a term ending at the 2003 annual meeting of shareholders of PGE. Vornado has designated Michael Fascitelli, President of Vornado Realty Trust, as its nominee to fill this position on the Board of Trustees of PGE.

                     CAPITALIZATION OF VORNADO REALTY L.P.

     The following table shows our capitalization as of March 31, 2002 on a historical basis and on an as adjusted basis to give effect to (1) this offering and (2) the application of the net proceeds of this offering as described under "Use of Proceeds" below, assuming we use all of the net proceeds to repay debt. You should read the information included in the table in conjunction with our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed with the SEC and incorporated by reference in this prospectus supplement.

                                                                AS OF MARCH 31, 2002
                                                              -------------------------
                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS)
Debt:
  Senior unsecured notes....................................  $       --    $  500,000
  Mortgage and other indebtedness...........................   3,970,486     3,474,486
  Revolving credit facility.................................          --            --
                                                              ----------    ----------
     Total Debt.............................................   3,970,486     3,974,486
Partners' capital...........................................   4,686,105     4,686,105
                                                              ----------    ----------
     Total capitalization...................................  $8,656,591    $8,660,591
                                                              ==========    ==========

          SELECTED CONSOLIDATED FINANCIAL DATA OF VORNADO REALTY L.P.

     The following tables contain selected consolidated financial information for the periods presented. In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position, results of operations and changes in cash flows have been made in the selected consolidated financial information for the three months ended March 31, 2002 and 2001. You should read the information included in the tables in conjunction with our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and Annual Report on Form 10-K for the year ended December 31, 2001, both of which are filed with the SEC and incorporated by reference in this prospectus supplement. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the operating results for the full year.

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 2002          2001
                                                              ----------    ----------
                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS)
OPERATING DATA
Revenues:
Property rentals............................................  $  301,760    $  204,718
Expense reimbursements......................................      37,804        35,092
Other income (including fee income from related parties of
  $203 and $370)............................................       6,760         2,800
                                                              ----------    ----------
Total Revenues..............................................     346,324       242,610
                                                              ----------    ----------
Expenses:
Operating...................................................     127,446        99,823
Depreciation and amortization...............................      47,588        31,865
General and administrative..................................      23,467        14,808
Amortization of officer's deferred compensation expense.....       6,875            --
Costs of acquisitions not consummated.......................          --         5,000
                                                              ----------    ----------
Total Expenses..............................................     205,376       151,496
                                                              ----------    ----------
Operating Income............................................     140,948        91,114
Income applicable to Alexander's............................       5,568        12,304
Income from partially-owned entities........................      13,786        23,990
Interest and other investment income........................       9,643        13,473
Interest and debt expense...................................     (58,018)      (49,395)
Net gain (loss) on disposition of wholly-owned and
  partially-owned assets....................................       1,531        (4,723)
Minority interest...........................................        (989)         (359)
                                                              ----------    ----------
Income before cumulative effect of change in accounting
  principle and extraordinary item..........................     112,469        86,404
Cumulative effect of change in accounting principle.........     (30,129)       (4,110)
Extraordinary item..........................................          --         1,170
                                                              ----------    ----------
Net income..................................................      82,340        83,464
Preferred unit distributions (including accretion of
  issuance expenses of $0 and $719).........................      (6,131)       (9,673)
Preferential allocations....................................     (24,061)      (23,309)
                                                              ----------    ----------
Net income applicable to Class A units......................  $   52,148    $   50,482
                                                              ==========    ==========
BALANCE SHEET DATA
Total assets................................................  $8,930,607    $6,475,007
Real estate, at cost........................................   7,238,622     4,541,164
Accumulated depreciation....................................    (592,897)     (435,027)
Debt........................................................   3,970,486     2,744,551
Partners' capital...........................................   4,686,105     3,535,560

                                                          YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          2001         2000         1999         1998         1997
                                       ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA
Revenues:
Property rentals.....................  $  841,999   $  695,078   $  591,270   $  425,496   $  168,321
Expense reimbursements...............     133,114      120,056       96,842       74,737       36,652
Other income.........................      10,660       10,838        8,251        9,627        4,158
                                       ----------   ----------   ----------   ----------   ----------
Total revenues.......................     985,773      825,972      696,363      509,860      209,131
                                       ----------   ----------   ----------   ----------   ----------
Expenses:
Operating............................     398,969      318,360      282,118      207,171       74,745
Depreciation and amortization........     123,862       99,846       83,585       59,227       22,983
General and administrative...........      72,572       47,911       40,151       28,610       13,580
Amortization of officer's deferred
  compensation expense...............          --           --           --           --       22,917
Costs of acquisitions not
  consummated........................       5,223           --           --           --           --
                                       ----------   ----------   ----------   ----------   ----------
Total expenses.......................     600,626      466,117      405,854      295,008      134,225
                                       ----------   ----------   ----------   ----------   ----------
Operating income.....................     385,147      359,855      290,509      214,852       74,906
Income applicable to Alexander's.....      24,548       17,363       11,772        3,123        7,873
Income from partially-owned
  entities...........................      80,612       86,654       78,560       32,025        4,658
Interest and other investment
  income.............................      54,385       32,926       18,359       24,074       23,767
Interest and debt expense............    (173,076)    (170,273)    (141,683)    (114,686)     (42,888)
Net gain on disposition of
  wholly-owned and partially-owned
  assets.............................       7,425       10,965           --        9,649           --
Minority interest....................      (2,520)      (1,965)      (1,840)        (651)          --
                                       ----------   ----------   ----------   ----------   ----------
Income before cumulative effect of
  change in accounting principle and
  extraordinary item.................     376,521      335,525      255,677      168,386       68,316
Cumulative effect of change in
  accounting principle...............      (4,110)          --           --           --           --
Extraordinary item...................       1,170       (1,125)          --           --           --
                                       ----------   ----------   ----------   ----------   ----------
Net income...........................     373,581      334,400      255,677      168,386       68,316
Preferred unit distributions.........     (36,505)     (38,690)     (33,438)     (21,690)     (15,549)
Preferential allocations.............     (94,310)     (86,046)     (44,812)     (13,543)      (7,293)
                                       ----------   ----------   ----------   ----------   ----------
Net income applicable to Class A
  units..............................  $  242,766   $  209,664   $  177,427   $  133,153   $   45,474
                                       ==========   ==========   ==========   ==========   ==========
Income per Class A Unit -- basic.....  $     2.55   $     2.26   $     1.97   $     1.62   $      .83
Income per Class A Unit -- diluted...  $     2.47   $     2.20   $     1.94   $     1.59   $      .79
Cash distributions declared for Class
  A Units............................  $     2.63   $     1.97   $     1.80   $     1.64   $     1.36
BALANCE SHEET DATA
Total assets.........................  $6,777,343   $6,403,210   $5,479,218   $4,425,779   $2,524,089
Real estate, at cost.................   4,690,211    4,354,392    3,921,507    3,315,891    1,564,093
Accumulated depreciation.............     506,225      393,787      308,542      226,816      173,434
Debt.................................   2,477,173    2,688,308    2,048,804    2,051,000      956,654
Partners' capital....................   4,024,235    3,519,417    3,262,630    2,203,054    1,492,329

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes are estimated to be approximately $496,000,000, after deducting our expenses which are estimated to be approximately $280,000.

     We intend to use the net proceeds of the offering of the notes primarily to repay existing secured debt of our subsidiaries and also for other general business purposes. The secured debt that we currently intend to repay will mature over the next six months and has a weighted average interest rate of LIBOR plus 2.00% (3.85% at March 31, 2002). Pending repayment of the secured debt, we intend to use the net proceeds for working capital purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Vornado Realty L.P.'s ratio of earnings to fixed charges for each of the last five fiscal years and the three-month period ended March 31, 2002 is as follows:

                                         THREE
                                        MONTHS
                                         ENDED             YEAR ENDED DECEMBER 31,
                                       MARCH 31,     ------------------------------------
                                         2002        2001    2000    1999    1998    1997
                                      -----------    ----    ----    ----    ----    ----
                                      (UNAUDITED)
Ratio of earnings to fixed
  charges...........................     1.56        1.68    1.62    1.73    1.88    1.66

     For purposes of calculating the ratio of earnings to fixed charges, (a) earnings represent income from continuing operations before income taxes, plus fixed charges, and (b) fixed charges represent interest expense on all indebtedness, including amortization of deferred debt issuance costs, and the portion of operating lease rental expense that management considers representative of the interest factor, which is one-third of operating lease rentals.

                                   MANAGEMENT

     Vornado Realty L.P. is managed by Vornado Realty Trust, its general partner. The following is a list of the names, ages, principal occupations and positions with Vornado Realty Trust of the trustees and executive officers of Vornado Realty Trust and the positions held by the officers during the past five years. All executive officers of Vornado Realty Trust have terms of office which run until the next succeeding meeting of the Board of Trustees of Vornado Realty Trust following the annual meeting of shareholders unless they are removed sooner by the Board.

                                                    PRINCIPAL OCCUPATION, POSITION AND OFFICE
                                                     (CURRENT AND DURING PAST FIVE YEARS WITH
NAME                                   AGE        VORNADO REALTY TRUST, UNLESS OTHERWISE STATED)
----                                   ---        ----------------------------------------------
Steven Roth..........................  60    Chairman of the Board and Chief Executive Officer since
                                             May 1989 and Chairman of the Executive Committee of the
                                             Board since April 1988; Managing General Partner of
                                             Interstate Properties, an owner of shopping centers and
                                             an investor in securities and partnerships; Chief
                                             Executive Officer of Alexander's, Inc. since March 1995
                                             and a Director since 1989; Chairman and CEO of Vornado
                                             Operating Company since 1998; and Director of Capital
                                             Trust, Inc.
Michael D. Fascitelli................  45    President and a Trustee since December 1996; Director
                                             and President of Alexander's, Inc. since December 1996;
                                             Director and President of Vornado Operating Company
                                             since 1998; Partner at Goldman, Sachs & Co. in charge of
                                             its real estate practice from December 1992 to December
                                             1996; and Vice President at Goldman, Sachs & Co. before
                                             December 1992.

                                                    PRINCIPAL OCCUPATION, POSITION AND OFFICE
                                                     (CURRENT AND DURING PAST FIVE YEARS WITH
NAME                                   AGE        VORNADO REALTY TRUST, UNLESS OTHERWISE STATED)
----                                   ---        ----------------------------------------------
Robert P. Kogod......................  70    Trustee since January 2002; Co-Chief Executive Officer
                                             and Co-Chairman of the Board of Directors of Charles E.
                                             Smith Commercial Realty L.P. from October 1997 through
                                             December 31, 2001; and Trustee of Archstone-Smith Trust.
David Mandelbaum.....................  66    Trustee; member of the law firm of Mandelbaum &
                                             Mandelbaum, P.C. since 1967; General Partner of
                                             Interstate Properties since 1968; and Director of
                                             Alexander's, Inc.
Stanley Simon........................  84    Trustee; and owner of Stanley Simon and Associates,
                                             management and financial consultants, since 1958.
Robert H. Smith......................  73    Trustee since January 2002; Chairman of Charles E. Smith
                                             Commercial Realty, a division of Vornado Realty Trust,
                                             since January 2002 (date acquired by Vornado Realty
                                             Trust); Co-Chief Executive Officer and Co-Chairman of
                                             the Board of Charles E. Smith Commercial Realty L.P.
                                             (the predecessor to Charles E. Smith Commercial Realty)
                                             from October 1997 through December 31, 2001; and Trustee
                                             of Archstone-Smith Trust.
Ronald Targan........................  75    Trustee; President of Malt Products Corporation of New
                                             Jersey, a producer of malt syrup, since 1962; and a
                                             member of the law firm of Schechner and Targan, P.A.,
                                             since 1964.
Richard R. West......................  64    Trustee; Dean Emeritus at the Leonard N. Stern School of
                                             Business, New York University; Professor at the Leonard
                                             N. Stern School of Business from September 1984 until
                                             September 1995 and Dean from September 1984 until August
                                             1993; previously Dean of the Amos Tuck School of
                                             Business Administration at Dartmouth College; and a
                                             Director of Vornado Operating Company, Alexander's,
                                             Inc., Bowne & Co., Inc. and various investment companies
                                             managed by Merrill Lynch investment managers.
Russell B. Wight, Jr.................  62    Trustee; General Partner of Interstate Properties since
                                             1968; and a Director of Alexander's, Inc. and Vornado
                                             Operating Company.
Melvyn H. Blum.......................  55    Executive Vice President -- Development since January
                                             2000; Senior Managing Director at Tishman Speyer
                                             Properties in charge of its development activities in
                                             the United States from July 1998 to January 2000; and
                                             Managing Director of Development and Acquisitions at
                                             Tishman Speyer Properties before July 1998.
Michelle Felman......................  39    Executive Vice President -- Acquisitions since September
                                             2000; Independent Consultant to Vornado Realty Trust
                                             from October 1997 to September 2000; Managing
                                             Director-Global Acquisitions and Business Development of
                                             GE Capital from 1991 to July 1997.

                                                    PRINCIPAL OCCUPATION, POSITION AND OFFICE
                                                     (CURRENT AND DURING PAST FIVE YEARS WITH
NAME                                   AGE        VORNADO REALTY TRUST, UNLESS OTHERWISE STATED)
----                                   ---        ----------------------------------------------
Joseph Hakim.........................  53    Executive Vice President -- Chief Operating Officer
                                             since September 2000; Chief Executive Officer of the
                                             Merchandise Mart Division since April 1998 (date
                                             acquired by Vornado Realty Trust); President and Chief
                                             Executive Officer of Merchandise Mart Properties, Inc.,
                                             the main operating subsidiary of Joseph P. Kennedy
                                             Enterprises, Inc. (the predecessor to the Merchandise
                                             Mart Division), from 1992 to April 1998.
Joseph Macnow........................  56    Executive Vice President -- Finance and Administration
                                             since January 1998 and Chief Financial Officer since
                                             March 2001; Executive Vice President -- Finance and
                                             Administration of Vornado Operating Company since 1998;
                                             Vice President -- Chief Financial Officer from 1985 to
                                             January 1998; and Vice President -- Chief Financial
                                             Officer of Alexander's, Inc. since August 1995.
Wendy Silverstein....................  41    Executive Vice President -- Capital Markets since April
                                             1998; Vice President and Senior Credit Officer of
                                             Citicorp Real Estate and Citibank, N.A. from 1990 to
                                             1998; and Assistant Vice President in the Leveraged
                                             Capital Group at Citibank, N.A. from 1986 to 1990.
David R. Greenbaum...................  50    President of the New York City Office Properties
                                             Division since April 1997 (date of Vornado Realty
                                             Trust's acquisition); and President of Mendik Realty
                                             (the predecessor to the New York City Office Properties
                                             Division) from 1990 until April 1997.
Sandeep Mathrani.....................  39    Executive Vice President -- Retail Real Estate since
                                             March 2002; and Executive Vice President, Forest City
                                             Ratner from 1994 to February 2002.
Christopher Kennedy..................  38    President of the Merchandise Mart Division since
                                             September 2000; Executive Vice President of the
                                             Merchandise Mart from April 1998 to September 2000; and
                                             Executive Vice President of Merchandise Mart Properties,
                                             Inc. from 1994 to April 1998.
Paul Larner..........................  46    Chief Operating Officer and Chief Financial Officer of
                                             Charles E. Smith Commercial Realty, a division of
                                             Vornado Realty Trust, since January 2002 (date acquired
                                             by Vornado Realty Trust); and Chief Financial Officer of
                                             Charles E. Smith Commercial Realty L.P. (the predecessor
                                             to Charles E. Smith Commercial Realty) from October 1997
                                             until January 2002.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes offered by this prospectus supplement adds information to, and to the extent inconsistent therewith, supersedes the description of the general terms and provisions of debt securities under the heading "Description of Debt Securities" in the accompanying prospectus. In this description of notes, the words "we", "our", "ours" and "us" refer only to Vornado Realty L.P. and not to any of its subsidiaries. The notes will be issued under an indenture between us and The Bank of New York, as trustee, dated as of June 24, 2002.

BRIEF DESCRIPTION OF THE NOTES

     These notes will:

     - be our direct, senior unsecured obligations;

     - rank equally with each other and with any other unsecured and unsubordinated indebtedness from time to time outstanding;

     - be effectively subordinated to any secured indebtedness and to indebtedness, including mortgages and other secured indebtedness, and other liabilities of our subsidiaries from time to time outstanding;

     - entitle you to realize value from encumbered or indirectly held properties only after satisfaction of secured indebtedness and other liabilities;

     - not be subject to any sinking fund provision; and

     - be issued in denominations of $1,000 and integral multiples of $1,000.

     As of March 31, 2002, our Total Outstanding Debt was approximately $4,760,199,000. We determined the amount of our Total Outstanding Debt as set forth in the preceding sentence in conformity with determination of such amount as described under "-- Covenants" below.

     Neither any limited or general partner of Vornado Realty L.P., including Vornado Realty Trust, nor any principal, shareholder, officer, director, trustee or employee of any limited or general partner of Vornado Realty L.P. or of any successor of any limited or general partner of Vornado Realty L.P. has any obligation for payment of the notes or for any of Vornado Realty L.P.'s obligations, covenants or agreements contained in the notes or the indenture. By accepting the notes, you waive and release all liability of this kind. The waiver and release are part of the consideration for the issuance of the notes.

PRINCIPAL, INTEREST AND MATURITY

     We will issue the notes in the initial aggregate principal amount of $500,000,000. The notes will mature on June 15, 2007. The notes will bear interest at the annual rate shown on the cover of this prospectus supplement and will accrue interest from June 24, 2002, or from the most recent date to which interest has been paid or provided for. Interest will be payable twice a year, on June 15 and December 15, to the person in whose name a note is registered at the close of business on the June 1 or December 1 that precedes the date on which interest will be paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will have the option to redeem the notes at any time, as described below.

     In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See "Description of Debt Securities -- Defeasance" in the accompanying prospectus for more information about how we may do this.

ISSUANCE OF ADDITIONAL NOTES OF THE SAME SERIES

     We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered by this prospectus supplement but with different issue prices and accrued interest to the date of issuance of the additional notes. Any additional notes of this kind will, together with the notes offered by this prospectus supplement, constitute a single series of notes under the indenture. We may also offer additional debt securities of different series from the notes offered by this prospectus supplement.

OPTIONAL REDEMPTION

     We may redeem the notes, in whole or in part, at our option at any time, at a redemption price equal to the sum of:

          (1) 100% of the aggregate principal amount of the notes being redeemed;

          (2) any accrued but unpaid interest on those notes to the redemption date; and

          (3) the Make-Whole Amount, if any, as described below.

     We will pay the interest installment due on any interest payment date that occurs on or before a redemption date to the registered holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

     If we have given notice as provided in the indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date and the holders will not have any further rights as holders of the notes except the right to receive payment of the redemption price.

     As used in this prospectus supplement:

     "Make-Whole Amount" means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of redemption of each dollar of principal of the notes being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, such principal and interest at the applicable Reinvestment Rate, determined on the third New York business day preceding the date notice of such redemption is given from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the notes being redeemed.

     "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

     We will mail notice of any redemption to the trustee and The Depository Trust Company, or DTC, not less than 30 days and not more than 60 days before the redemption date. If we redeem only some of the notes, it is the practice of DTC to determine by lot the amount of notes to be redeemed by each of its participating institutions. Notice by DTC to these participants and by participants to "street name" holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. Unless we default in payment of the redemption price on the redemption date, interest will cease to accrue on the notes or portions of notes called for redemption on and after the redemption date.

COVENANTS

     This subsection describes promises we make in the notes for the benefit of the holders of the notes. See "Description of Debt Securities -- Certain Covenants of the Operating Partnership" in the accompanying prospectus for information about other promises that we make in the indenture for the benefit of the holders of the notes. Compliance with the covenants described in this prospectus supplement and the covenants described in the accompanying prospectus with respect to the notes generally may not be waived by the board of trustees of Vornado Realty Trust, as general partner of Vornado Realty L.P., or by the trustee under our indenture unless the holders of at least a majority in principal amount of all outstanding notes consent to the waiver. As noted above, however, the defeasance and covenant defeasance provisions of the indenture described under "Description of Debt Securities -- Defeasance" in the accompanying prospectus apply to the notes, including with respect to the covenants described in this prospectus supplement and the accompanying prospectus.

     In this subsection, we use several specialized terms that are given special meanings in the notes. We capitalize these terms and define them in "-- Special Terms Used in Covenants" at the end of this subsection.

  LIMITATIONS ON INCURRENCE OF DEBT

     LIMITATION ON OUTSTANDING DEBT. Vornado Realty L.P. may not, and may not permit any Subsidiary to, Incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the Incurrence of the additional Debt and any other Debt, other than Intercompany Debt, Incurred since the end of the period covered by our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to the Incurrence of the additional Debt and the application of the net proceeds of the additional Debt and such other Debt, Total Outstanding Debt would exceed 60% of Total Assets, in each case determined as of the end of the period covered by that Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be.

     LIMITATION ON SECURED DEBT. Vornado Realty L.P. may not, and may not permit any Subsidiary to, Incur any Secured Debt, other than Secured Debt that is also Intercompany Debt, if, immediately after giving effect to the Incurrence of the additional Secured Debt and any other Secured Debt, other than Intercompany Debt, Incurred since the end of the period covered by our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to the Incurrence of the additional Secured Debt and the application of the net proceeds of the additional Secured Debt and such other Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of Total Assets determined as of the end of the period covered by that Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be.

     RATIO OF ANNUALIZED COMBINED EBITDA TO ANNUALIZED INTEREST
EXPENSE. Vornado Realty L.P. may not, and may not permit any Subsidiary to, Incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the Incurrence of the additional Debt, the ratio of Annualized Combined EBITDA for the most recent quarterly period covered by our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to the Incurrence of the additional Debt, to Annualized Interest Expense for that quarter would be less than 1.50 to 1.00 on a pro forma basis after giving effect to the Incurrence of the additional Debt and to the application of the net proceeds therefrom, and calculated on the assumption, without duplication, that:

     - the additional Debt and any other Debt Incurred by us or our Subsidiaries from the first day of that quarter to the date of determination, which was outstanding at the date of determination, had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

     - the repayment or retirement of any other Debt repaid or retired by us or our Subsidiaries from the first day of that quarter to the date of determination occurred at the beginning of that period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during that period; and

     - in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by us or any of our Subsidiaries from the first day of that quarter to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, the acquisition, disposition, placement in service or removal from service had occurred as of the first day of that period, with the appropriate adjustments to Annualized Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

  MAINTENANCE OF UNENCUMBERED ASSETS

     Vornado Realty L.P. and its Subsidiaries will maintain at all times Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of Vornado Realty L.P. and its Subsidiaries.

  SPECIAL TERMS USED IN COVENANTS

     In this subsection entitled "-- Covenants", we use several terms that have special meanings relevant to the promises we make in the notes for the benefit of the holders of the notes. We define these terms as follows:

     "Annualized Combined EBITDA" means, for any quarter, the product of Combined EBITDA for such period of time multiplied by four (4), provided that any non-recurring item that is an expense will be added back to net income in determining such Combined EBITDA before such multiplication and deducted once from such product, and further provided that any non-recurring item that is income will be added to such product once and will not be multiplied by four.

     "Annualized Interest Expense" means, for any quarter, the Interest Expense for that quarter multiplied by four (4).

     "Another Person's Share" means, in connection with the defined term "Contingent Liabilities of Vornado Realty L.P. and Subsidiaries", the proportionate portion, based on its direct and indirect ownership interest, of a Person other than Vornado Realty L.P. or any of its Subsidiaries of the applicable Unconsolidated Joint Venture.

     "Combined EBITDA" means, for any period of time, without duplication (1) net income (loss) of Vornado Realty L.P. and its Consolidated Subsidiaries before deductions for Interest Expense, taxes, depreciation and amortization and other non-cash items deducted in arriving at net income (loss), extraordinary items, non-recurring items as determined in good faith by us and minority interest, and excluding gains (losses) on dispositions of depreciable real estate of Vornado Realty L.P. and its Consolidated Subsidiaries; plus (2) net income before deductions for Interest Expense, taxes, depreciation and amortization and other non-cash items deducted in arriving at net income (loss), extraordinary items, non-recurring items as determined in good faith by us, and minority interest and excluding gains (losses) on dispositions of depreciable real estate of Unconsolidated Joint Ventures multiplied by Vornado Realty L.P.'s and its Consolidated Subsidiaries' proportionate portion, based on their direct and indirect ownership interest, of such Unconsolidated Joint Ventures; minus (3) Vornado Realty L.P.'s income
(loss) from Unconsolidated Joint Ventures, in each case (1), (2) and (3) for such period as reasonably determined by us in accordance with GAAP to the extent GAAP is applicable. Combined EBITDA will be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed in service or removed from service from the beginning of the period to the date of determination, to include or exclude, as the case may be, any Combined EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets from the beginning of the period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Combined EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

     "Consolidated Financial Statements" means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its Consolidated Subsidiaries prepared in accordance with GAAP. For purposes of this definition, if as of any date or for any period actual consolidated financial statements of any Person have not been prepared, then this term will include the books and records of that Person ordinarily used in the preparation of such financial statements.

     "Consolidated Subsidiaries" means, collectively, each Subsidiary of Vornado Realty L.P. that is consolidated in the Consolidated Financial Statements of Vornado Realty L.P.

     "Contingent Liabilities of Vornado Realty L.P. and Subsidiaries" means, as of any date, without duplication, those liabilities of Vornado Realty L.P. and any of its Subsidiaries consisting of indebtedness for borrowed money, as determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the Consolidated Financial Statements of Vornado Realty L.P. as of that date; provided, however, that Contingent Liabilities of Vornado Realty L.P. and Subsidiaries shall exclude Another Person's Share of Duplicated Obligations.

     "Debt" means, as of any date, (1) in the case of Vornado Realty L.P., all indebtedness and liabilities for borrowed money, secured or unsecured, of Vornado Realty L.P.; (2) in the case of Vornado Realty L.P.'s Consolidated Subsidiaries, all indebtedness and liabilities for borrowed money, secured or unsecured, of the Consolidated Subsidiaries, including mortgage and other notes payable but excluding any indebtedness which is secured by cash, cash equivalents or marketable securities or defeased; and (3) Contingent Liabilities of Vornado Realty L.P. and Subsidiaries, in each case as of that date.

     "Duplicated Obligations" means, as of any date, collectively, all those payment guaranties in respect of indebtedness and other liabilities, secured or unsecured, of Unconsolidated Joint Ventures, including mortgage and other notes payable for which Vornado Realty L.P. or any of its Subsidiaries, on one hand, and another Person or Persons, on the other hand, are jointly and severally liable.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Debt or other obligation, and "Incurrence" and "Incurred" have the meanings correlative to the foregoing.

     "Intercompany Debt" means, as of any date, Debt to which the only parties are Vornado Realty Trust, Vornado Realty L.P., or any Subsidiary of either of them as of that date and which, in the case of an event of default under the notes, is subordinated in right of payment to the notes.

     "Interest Expense" means, for any period of time, the consolidated interest expense for such period of time, whether paid, accrued or capitalized, without deduction of consolidated interest income, of Vornado

Realty L.P. and its Consolidated Subsidiaries, including, without limitation or duplication, or, to the extent not so included, with the addition of: (1) the portion of any rental obligation in respect of any capital lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts; and (3) the interest expense and items listed in clauses (1) and
(2) above applicable to each of the Unconsolidated Joint Ventures, to the extent not included above, multiplied by Vornado Realty L.P.'s respective direct and indirect ownership interests in the Unconsolidated Joint Ventures, in all cases as reflected in the applicable Consolidated Financial Statements.

     "Lien" means, without duplication, any mortgage, trust deed, deed of trust, deeds to secure Debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, governmental authority or other entity of whatever nature. For the purposes of this definition, "governmental authority" means any nation or government, any state or other political subdivision of any state, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Secured Debt" means, as of any date, that portion of Total Outstanding Debt as of that date that is secured by a Lien on real property, securities or intangible assets of Vornado Realty L.P., the Consolidated Subsidiaries of Vornado Realty L.P. or the Unconsolidated Joint Ventures.

     "Subsidiary" means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other entity, fifty percent (50%) or more of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned, directly or indirectly, by that Person or by one or more other Subsidiaries of that Person and over which that Person or one or more other Subsidiaries of that Person exercise sole control. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power for the election of directors or trustees by reason of any contingency, and "control" means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Total Assets" means, with respect to any Incurrence of Debt or Secured Debt, as of any date, the sum of (1) Combined EBITDA for the most recent quarterly period covered by our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to such date, annualized (i.e., multiplied by four (4)), and capitalized at a rate of 9.0%, (2) cash, cash equivalents and marketable securities of Vornado Realty L.P. and its Consolidated Subsidiaries other than restricted cash, cash equivalents and marketable securities pledged to secure Debt, determined in accordance with GAAP, (3) Vornado Realty L.P.'s proportionate portion, based on its direct and indirect ownership interest, of cash, cash equivalents and marketable securities of Unconsolidated Joint Ventures as of such date, determined in accordance with GAAP, (4) without duplication, the cost basis of properties of Vornado Realty L.P. and its Consolidated Subsidiaries that are under construction as of the end of the quarterly period used for purposes of clause (1) above and Vornado Realty L.P.'s proportionate share of the cost basis of properties of its Unconsolidated Joint Ventures that are under construction as of the end of the quarterly period used for purposes of clause (1) above, in each case as determined by Vornado Realty L.P., and (5) without duplication, the proceeds of the Debt or Secured Debt or the assets to be acquired in exchange for such proceeds, as the case may be, other than Intercompany Debt, Incurred from the end of the period covered by our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to the Incurrence of the Debt or Secured Debt, as the case may be, to the date of determination.

     "Total Outstanding Debt" means, as of any date, the sum, without duplication, of (1) the aggregate principal amount of all outstanding Debt of Vornado Realty L.P. as of that date; (2) the aggregate principal amount of all outstanding Debt of Vornado Realty L.P.'s Consolidated Subsidiaries, all as of that date; and (3) the sum of the aggregate principal amount of all Unconsolidated Joint Venture Outstanding Debt of each of the Unconsolidated Joint Ventures multiplied by Vornado Realty L.P.'s respective proportionate portion, based on its direct and indirect ownership interest, in such Unconsolidated Joint Venture as of that date. For the purposes of this definition, "Unconsolidated Joint Venture Outstanding Debt" means, as of any date, the aggregate principal amount of all outstanding indebtedness and liabilities for borrowed money, secured or unsecured, of the applicable Unconsolidated Joint Venture, including mortgage and other notes payable but excluding any indebtedness which is secured by cash, cash equivalents or marketable securities, all as reflected in the Consolidated Financial Statements of such Unconsolidated Joint Venture as of such date.

     "Unconsolidated Joint Ventures" means the unconsolidated joint ventures and partially owned entities in which Vornado Realty L.P. owns a beneficial interest and which are accounted for under the equity method in the Consolidated Financial Statements of Vornado Realty L.P. Unconsolidated Joint Ventures excludes Prime Group Realty L.P. and any other unconsolidated joint venture designated from time to time by the Board of Trustees of Vornado Realty Trust as excluded from Unconsolidated Joint Ventures for purposes of these definitions so long as neither Vornado Realty L.P. nor any of its Consolidated Subsidiaries is an obligor on any indebtedness of that unconsolidated joint venture.

     "Unencumbered Annualized Combined EBITDA" means, for any quarter, Unencumbered Combined EBITDA for that quarter multiplied by four (4).

     "Unencumbered Assets" means, as of any date, the sum of (1) Unencumbered Annualized Combined EBITDA for the most recent quarterly period covered by our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to such date, and capitalized at a rate of 9.0%, (2) cash, cash equivalents and marketable securities of Vornado Realty L.P. and its Consolidated Subsidiaries as of such date, other than restricted cash, cash equivalents and marketable securities pledged to secure Debt, determined in accordance with GAAP, (3) Vornado Realty L.P.'s proportionate portion, based on its direct and indirect ownership interest, of cash, cash equivalents and marketable securities of Unconsolidated Joint Ventures as of such date, other than restricted cash, cash equivalents and marketable securities pledged to secure Debt, determined in accordance with GAAP, (4) without duplication, the cost basis of properties of Vornado Realty L.P. and its Consolidated Subsidiaries and Vornado Realty L.P.'s proportionate share of the cost basis of properties of its Unconsolidated Joint Ventures that are under construction as of the end of the quarterly period used for purposes of clause
(1) above, in each case as determined by Vornado Realty L.P., except in each case any properties that are pledged to secure Debt, and (5) without duplication, the proceeds of any Debt, other than Intercompany Debt, Incurred from the end of the period covered by our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to such date, or the assets to be acquired in exchange for such proceeds, except in each case any proceeds or assets that are pledged in respect of Secured Debt.

     "Unencumbered Combined EBITDA" means, for any quarter, Combined EBITDA for the most recent quarterly period covered by our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to the time of determination less any portion thereof attributable to assets serving as collateral for Secured Debt, as determined in good faith by Vornado Realty L.P.

     "Unsecured Debt" means, as of any date, that portion of Total Outstanding Debt as of that date that is neither Secured Debt nor Contingent Liabilities of Vornado Realty L.P. and Subsidiaries.

EVENTS OF DEFAULT

     The only events that would cause an event of default applicable to the notes are described under "Description of Debt Securities -- Events of Default" in the accompanying prospectus.

BOOK-ENTRY SYSTEM

     We will issue the notes in the form of one or more fully registered global securities, as described in "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying prospectus. We will deposit these global securities with, or on behalf of, DTC, and register these securities in the name of DTC's nominee.

     DTC has advised us and the underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

     DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC's participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the SEC.

     So long as DTC, or it nominee, is the registered holder and owner of such global securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global securities for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Except as described in the accompanying prospectus, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders thereof for any purpose under the indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of the holder under the indenture.

     The indenture provides that DTC may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such global securities desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to five or take such action or would otherwise act upon the instructions of beneficial owners through them.

     We expect that pursuant to procedures established by DTC, upon the issuance of the global securities, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The ownership interests of each actual purchaser, commonly known as the beneficial owner, in the global securities is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     We will make payments of principal of, premium, if any, and interest on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global securities will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global securities as shown on the records of DTC. We also expect that payments by direct or indirect participants to owners of beneficial interests in the global securities held through such direct or indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name", and will be the sole responsibility of such participants. Neither we nor the trustee, nor any of our agents or the trustee, will have any responsibility or liability for any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interest in the global securities representing any notes or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section describes the material United States federal income tax consequences of the ownership and disposition of the notes we are offering. It replaces the discussion under "Federal Income Tax Considerations" in the accompanying prospectus in its entirety. It applies to you only if you are a United States holder who acquires notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

     - a citizen or resident of the United States,

     - a domestic corporation,

     - an estate whose income is subject to United States federal income tax regardless of its source, or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies,

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     - a bank,

     - a life insurance company,

     - a tax-exempt organization,

     - a person that owns notes that are a hedge or that are hedged against interest rate risks,

     - a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

     - a person whose functional currency for tax purposes is not the U.S.
       dollar.

     If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your tax advisor concerning the consequences of owning and disposing of these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

PAYMENTS OF INTEREST

     You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

     Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% where your note is held more than one year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, if you are a non-corporate United States holder, information reporting requirements will apply to payments of principal and interest on your note, and the proceeds of the sale of your note before maturity within the United States, and "backup withholding" will apply to such payments if you fail to provide an accurate taxpayer identification number or are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

                                  UNDERWRITING

     We are selling the notes to the underwriters named below under an underwriting agreement dated June 19, 2002. The underwriters and the aggregate principal amount of notes that each of them has severally agreed to purchase from us are as follows:

                                                              AGGREGATE PRINCIPAL
UNDERWRITER                                                     AMOUNT OF NOTES
-----------                                                   -------------------
Salomon Smith Barney Inc. ..................................     $145,000,000
Banc of America Securities LLC..............................      145,000,000
J.P. Morgan Securities Inc. ................................      145,000,000
Commerzbank Capital Markets Corp. ..........................       15,000,000
Deutsche Bank Securities Inc. ..............................       15,000,000
Fleet Securities, Inc. .....................................       10,000,000
UBS Warburg LLC.............................................       10,000,000
BNY Capital Markets, Inc. ..................................        5,000,000
PNC Capital Markets, Inc. ..................................        5,000,000
Wells Fargo Brokerage Services, LLC.........................        5,000,000
                                                                 ------------
Total.......................................................     $500,000,000

     The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions precedent and that, when those conditions are satisfied, the underwriters will be obligated to purchase all of the notes.

     The underwriters initially propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to specified dealers at a price that represents a concession not in excess of 0.35% of the aggregate principal amount of the notes. Any underwriter may allow, and any specified dealer may reallow, a concession not in excess of 0.25% of the aggregate principal amount of the notes to specified other dealers. After the initial offering of the notes, the underwriters may, from time to time, vary the offering price and the selling terms.

     The notes constitute a new issue of securities with no established trading market and will not be listed on any national securities exchange. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of or any trading market for the notes.

     We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, specified liabilities, including liabilities under the Securities Act of 1933.

     We estimate that we will spend approximately 280,000 for expenses of the offering.

     The underwriters have agreed to reimburse us for certain expenses incurred in connection with the offering.

     J.P. Morgan Securities Inc. will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the notes in the offering, if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities at any time.

     We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described in the preceding paragraph may have on the price of any notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of their respective businesses, the underwriters and/or their affiliates have engaged, and expect in the future to engage, in investment banking, commercial banking, financial advisory, hedging and/or general financing transactions with us, for which they have received, and may in the future receive, customary fees and commissions. An affiliate of each of the underwriters is a lender under our revolving credit facility. BNY Capital Markets, Inc., one of the underwriters, is an affiliate of The Bank of New York, the trustee under the indenture under which the notes are to be issued.

                             VALIDITY OF THE NOTES

     The validity of the notes offered by this prospectus supplement will be passed upon for Vornado Realty L.P. by Sullivan & Cromwell, New York, New York. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in the accompanying prospectus by reference from Vornado Realty L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated in the accompanying prospectus by reference, and have been so incorporated in reliance upon the reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

     The consolidated balance sheet as of December 31, 2001 and the consolidated statements of income, changes in partners' deficit, and cash flows for the year ended December 31, 2001 of Charles E. Smith Commercial Realty L.P. and subsidiaries, which are incorporated in the accompanying prospectus by reference from Vornado's Current Report on Form 8-K/A filed with the SEC on March 18, 2002, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements, and have been so incorporated in reliance upon the authority of Arthur Andersen LLP as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The address of the SEC's web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

     The SEC allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus supplement and the accompanying prospectus or information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the common shares is completed:

          (1) Annual Report on Form 10-K for the year ended December 31, 2001;

          (2) Quarterly Report on Form 10-Q for the period ended March 31, 2002;

          (3) Current Reports on Form 8-K filed on January 16, 2002 and March 1, 2002; and

          (4) Current Reports on Form 8-K/A filed on March 18, 2002.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     210 Route 4 East
     Paramus, New Jersey 07652
     (201) 587-1000
     Attention: Corporate Secretary

PROSPECTUS

                                 $2,000,000,000

                              VORNADO REALTY TRUST
                    PREFERRED SHARES, DEPOSITARY SHARES AND
                                 COMMON SHARES

                                 $1,000,000,000

                              VORNADO REALTY L.P.
                                DEBT SECURITIES
                             ----------------------

     Vornado Realty Trust ("Vornado") may offer from time to time, together or separately, in one or more series (i) preferred shares of beneficial interest of Vornado, no par value ("Preferred Shares"), (ii) depositary shares representing entitlement to all rights and preferences of a fraction of a Preferred Share of a specified series and represented by depositary receipts ("Depositary Shares") and (iii) common shares of beneficial interest of Vornado, par value $0.04 per share ("Common Shares"), having an aggregate initial offering price not to exceed U.S. $2,000,000,000. Vornado Realty L.P. (the "Operating Partnership") may offer from time to time, together or separately, in one or more series debt securities ("Debt Securities"), which may be either (i) senior debt securities (the "Senior Debt Securities") or (ii) subordinated debt securities (the "Subordinated Debt Securities"), having an aggregate initial offering price not to exceed U.S. $1,000,000,000. The Preferred Shares, Depositary Shares, Common Shares and Debt Securities offered hereby (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The accompanying Prospectus Supplement will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, or in any other currency, currencies or currency unit, including the European Currency Unit), maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Operating Partnership or the holder, any terms for sinking fund payments, rank, any exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Shares, the specific title, the aggregate amount and the stated value, any dividend (including the method of calculating the payment of dividend), liquidation, redemption, conversion, voting or other rights and the initial offering price and (iii) in the case of Common Shares, the number of Common Shares, the initial offering price and the terms of the offering thereof. The Prospectus Supplement will also contain, as applicable, a discussion of the material United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered to the extent not contained herein.

     Vornado's Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "VNO". Vornado's $3.25 Series A Convertible Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share (the "Series A Preferred Shares"), are listed on the NYSE under the symbol "VNO Pr A". The Prospectus Supplement will also contain information, where applicable, as to any listing on a securities exchange of the Securities covered by such Prospectus Supplement.
                             ----------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN FACTORS RELEVANT TO AN
                         INVESTMENT IN THE SECURITIES.
                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ----------------------

     Vornado and the Operating Partnership may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts of Securities, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.

               The date of this Prospectus is February 11, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE OPERATING PARTNERSHIP OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     All references to "Vornado" in this prospectus shall be deemed to refer to Vornado Realty Trust; all references to the "Operating Partnership" in this prospectus shall be deemed to refer to Vornado Realty L.P.; and all references to the "Company" in this prospectus shall be deemed to include Vornado and its consolidated subsidiaries, including the Operating Partnership.

                             AVAILABLE INFORMATION

     Vornado and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Vornado and the Operating Partnership file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Vornado and the Operating Partnership with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and from a web site maintained by the Commission on the World Wide Web that contains reports, proxy and information statements and other information on registrants, such as Vornado and the Operating Partnership, that must file such material with the Commission electronically. The Commission's address on the world wide web is "http://www.sec.gov". Vornado's Common Shares and Series A Preferred Shares are listed on the NYSE and similar information can be inspected and copied at the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by Vornado and the Operating Partnership with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and related exhibits for further information with respect to Vornado, the Operating Partnership and the Securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company and the Operating Partnership with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus:

          (1) Vornado's Annual Report on Form 10-K (File No. 001-11954) for the fiscal year ended December 31, 1996, as amended by the Form 10-K/A Amendment No. 1, Form 10-K/A Amendment No. 2 and Form 10K/A Amendment No. 3 for the fiscal year ended December 31, 1996 filed with the Commission on July 18, 1997, August 7, 1997 and September 10, 1997, respectively;

          (2) Vornado's Quarterly Reports on Form 10-Q (File No. 001-11954) for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (3) Vornado's Current Report on Form 8-K (File No. 001-11954), dated March 12, 1997, as amended by Form 8-K/A, dated March 12, 1997 and filed with the Commission on April 1, 1997, Vornado's Current Reports on Form 8-K (File No. 001-11954), dated April 3, 1997, April 15, 1997, May 7, 1997 and
     June 27, 1997, Vornado's Current Report on Form 8-K (File No. 001-11954), dated August 21, 1997, as amended by Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, Vornado's Current Report on Form 8-K (File No. 001-11954), dated September 22, 1997 and filed with the Commission on October 8, 1997, Vornado's Current Report on Form 8-K (File No. 001-11954), dated October 14, 1997 and filed with the Commission on October 24, 1997, Vornado's Current Report on Form 8-K (File No. 001-11954), dated October 21, 1997 and filed with the Commission on October 24, 1997, Vornado's Current Report on Form 8-K (File No. 001-11954), dated November 18, 1997 and filed with the Commission on December 2, 1997 and Vornado's Current Report on Form 8-K (File No. 001-11954), dated December 16, 1997, as amended by Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated January 26, 1998, as amended by Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998 and Vornado's Current Report on Form 8-K (File No. 001-11954), dated January 29, 1998 and filed with the Commission on January 30, 1998;

          (4) the description of Vornado's Series A Preferred Shares contained in Vornado's Registration Statement on Form 8-A (File No. 001-11954), filed with the Commission on April 3, 1997;

          (5) the Operating Partnership's Registration Statement on Form 10 (File No. 000-22685), filed with the Commission on June 12, 1997, as amended by the Form 10/A Amendment No. 1, Form 10/A Amendment No. 2 and Form 10/A Amendment No. 3 filed with the Commission on July 18, 1997, August 7, 1997 and September 10, 1997, respectively;

          (6) the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated June 27, 1997, the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated August 21, 1997, as amended by Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated September 22, 1997 and filed with the Commission on October 8, 1997, the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated November 18, 1997 and filed with the Commission on December 2, 1997 and the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated December 16, 1997, as amended by Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998, the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated January 26, 1998, as amended by Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998 and the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated January 29, 1998 and filed with the Commission on January 30, 1998; and

          (7) the Operating Partnership's Quarterly Report on Form 10-Q (File No. 000-22685) for the periods ended June 30, 1997 and September 30, 1997.

     All other documents and reports filed with the Commission by Vornado or the Operating Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Vornado and the Operating Partnership will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to the Secretary of Vornado, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, telephone number (201) 587-1000.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT CONSIDERATIONS

  GENERAL

     Real property investments are subject to varying degrees of risk. Real estate values are affected by changes in the general economic climate, local conditions such as an oversupply of or a reduction in demand for real estate in the area, the attractiveness of the Company's properties to tenants, the quality, philosophy and performance of management, competition from comparable properties, inability to collect rent from tenants, the effects of any bankruptcies of major tenants, changes in market rental rates, the need to periodically repair, renovate and rent space and to pay the costs thereof (including, without limitation, substantial tenant improvement and leasing costs of re-leasing office space), and increases in operating costs due to inflation and other factors (including increased real estate taxes), which increases may not necessarily be passed through fully to tenants. Real estate values are also affected by such factors as government regulations and changes in zoning or tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws. Changes in any of the foregoing factors could result in a decline in rents obtained and/or occupancy levels at the Company's properties. A decline in rental revenues could result in a lower level of funds available for distribution to Vornado's shareholders.

  DEPENDENCE ON TENANTS

     The Company's results of operations will depend on its ability to continue to lease space in its real estate properties on economically favorable terms. In addition, as substantially all of the Company's income is derived from rentals of real property, the Company's income and funds available for distribution to Vornado's shareholders would be adversely affected if a significant number of the Company's lessees were unable to meet their obligations to the Company. In the event of default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Currently only one of the Company's tenants, Bradlees, Inc. ("Bradlees"), represents more than 3% of the Company's pro forma revenues. Bradlees accounted for approximately 10.5% of pro forma property rentals for the year ended December 31, 1996.

  BANKRUPTCY OF TENANTS

     There have been a number of recent bankruptcies in the retail industry, including certain tenants of the Company. The bankruptcy or insolvency of a major tenant may have a material adverse effect on the shopping centers affected and the income produced by such properties and may make it substantially more difficult to lease the remainder of the affected shopping center. The Company's leases generally do not contain restrictions designed to ensure the creditworthiness of the tenant. As a result, the bankruptcy or insolvency of a major tenant could result in a lower level of funds from operations available for distribution to Vornado's shareholders.

     In June 1995, Bradlees filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company currently leases 16 locations in shopping centers to Bradlees. Of these locations, 14 are fully guaranteed by Stop & Shop Companies, Inc. ("Stop & Shop"), a wholly-owned subsidiary of Royal Ahold NV, a leading international food retailer, and one is guaranteed as to 70% of the rent. During 1996, Bradlees rejected three leases and assigned one lease to Kohl's Department Stores, Inc. These four leases are fully guaranteed by Stop & Shop. Each of the three locations rejected by Bradlees are currently vacant. The balance of the space in two of the affected shopping centers is substantially leased and occupied. The remaining shopping center was previously 100% occupied by Bradlees and such space remains vacant. The bankruptcy of Bradlees may have a negative effect on the Company's ability to lease the shopping centers affected. Montgomery Ward & Co., Inc. (a previous lessee currently operating under Chapter 11 of the U.S. Bankruptcy Code) remains liable on eight of the leases guaranteed by Stop &

Shop, including the rent it was obligated to pay -- approximately 70% of current rent. The failure of Stop & Shop to perform its obligations with respect to these leases could result in a decline in the level of the Company's rental revenues and, as a result, in a lower level of funds from operations being available for distribution to Vornado's shareholders.

  ACQUISITION AND DEVELOPMENT RISKS

     The Company may acquire or develop properties or acquire other real estate companies when it believes that an acquisition or development is consistent with its business strategies. In addition, the Company anticipates that, in certain circumstances, it may use Operating Partnership units ("Units") as consideration for acquisitions from tax-sensitive sellers and, in connection with such acquisitions, it may agree to certain restrictions on the Company's ability to sell, or reduce the mortgage indebtedness on, such acquired assets, including agreeing not to sell properties for significant periods of time. These transactions also may increase the Operating Partnership's indebtedness as a percentage of the Company's asset value or market capitalization, which may impair the ability of the Company to take actions that would otherwise be in the best interests of Vornado and its shareholders. A significant increase in the level of the Company's indebtedness could affect the Operating Partnership's ability to make required principal and interest payments with respect to indebtedness, including the Debt Securities. See also "-- Leverage."

  ILLIQUIDITY OF ASSETS; RESTRICTIONS ON DISPOSITIONS OF MORTGAGED PROPERTIES

     Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Company's income and funds available for distribution to Vornado's shareholders would be adversely affected. A portion of the Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the properties by the mortgagee. In addition, if it becomes necessary or desirable for the Company to dispose of one or more of the mortgaged properties, the Company might not be able to obtain release of the lien on such mortgaged property. The foreclosure of a mortgage on a property or inability to sell a property could affect the level of funds available for distribution to Vornado shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Notes to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996, incorporated in this Prospectus by reference for information regarding the terms of the mortgages encumbering the Company's properties.

SUBSTANTIAL INFLUENCE OF CONTROLLING SHAREHOLDER; POSSIBLE CONFLICTS OF INTEREST; RELATED PARTY TRANSACTIONS

     As of November 15, 1997, Interstate Properties, a New Jersey general partnership ("Interstate"), owns 17.3% of the outstanding Common Shares of the Company (assuming conversion of all Operating Partnership Units) and Units of the Operating Partnership. Steven Roth, Chairman of the Board and Chief Executive Officer of the Company, is the managing general partner of Interstate. Mr. Roth, David Mandelbaum and Russell B. Wight, Jr. are the three partners of Interstate. Messrs. Roth, Mandelbaum and Wight and Interstate owned, in the aggregate, 20.6% of the outstanding Common Shares of the Company and Units of the Operating Partnership as of November 15, 1997.

     As of November 15, 1997, the Company owned 29.3% of the outstanding common stock of Alexander's Inc. ("Alexander's"), a Delaware corporation. Alexander's is a real estate investment trust engaged in leasing, managing, developing and redeveloping properties, focusing primarily on the locations where its department stores (which ceased operations in 1992) formerly operated. Alexander's has nine properties which are located in the New York City region. Interstate owns an additional 27.1% of the outstanding common stock of Alexander's as of such date. Mr. Roth, the Company's Chief Executive

Officer, and Michael D. Fascitelli, the Company's President, are directors of Alexander's. Messrs. Mandelbaum, Richard R. West and Wight, members of the Company's Board of Trustees, are also members of the Board of Directors of Alexander's.

     The Company is contemplating the establishment of a new taxable operating company to be known as Vornado Operating Company ("Vornado Operating") to conduct certain activities that would not be permitted to be conducted by the Company as a REIT and has filed a registration statement with the Commission with respect thereto. If such action takes place, the Operating Partnership would spin off pro rata to its partners, including Vornado, the shares of Vornado Operating, and Vornado would distribute pro rata to holders of its Common Shares the shares it receives. In addition, the Company expects to enter into an Intercompany Agreement with Vornado Operating pursuant to which, among other things, (a) the Company will agree under certain circumstances to offer Vornado Operating an opportunity to become the lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) Vornado Operating will agree not to make any real estate investment or other REIT-qualified investments unless it first offers the Company the opportunity to make such investment and the Company has rejected that opportunity. The Company expects that four members of the Company's Board of Trustees (including Messrs. Roth and Fascitelli) will be members of Vornado Operating's Board of Directors, and each member of senior management of Vornado Operating will hold a corresponding position with the Company. Members of the Company's Board of Trustees and Vornado Operating's Board of Directors and senior management may have different percentage equity interests in the Company and Vornado Operating. No assurance can be given concerning the timing of any such transactions, or whether such transactions will occur.

     Because of the foregoing, Mr. Roth and Interstate may have substantial influence on the Company, Alexander's and Vornado Operating and on the outcome of any matters submitted to the Company's, Alexander's or Vornado Operating's stockholders for approval. In addition, certain decisions concerning the operations or financial structure of the Company may present conflicts of interest among Messrs. Roth, Mandelbaum and Wight and Interstate and the Company's other shareholders. In addition, Mr. Roth and Interstate engage in a wide variety of activities in the real estate business which may result in conflicts of interest with respect to certain matters affecting the Company, Alexander's or Vornado Operating, such as determination of which of such entities or persons, if any, may take advantage of potential business opportunities, decisions concerning the business focus of such entities (including decisions concerning the types of properties and geographic locations in which such entities make investments) demands on the time of Mr. Roth and certain of the executive officers of the Company and changes of existing arrangements between Mr. Roth, the Company, Interstate and Vornado Operating, potential competition between business activities conducted, or sought to be conducted, by the Company, Interstate, Alexander's and Vornado Operating (including competition for properties and tenants), possible corporate transactions (such as acquisitions) and other strategic decisions affecting the future of such parties.

     Bernard Mendik, the Company's co-chairman, owns direct and indirect managing general partner interests in two properties (Two Park Avenue and 330 Madison Avenue) in which the Company owns a partial interest, direct and indirect interests in numerous additional office properties and other real estate assets, and interests in certain property services businesses, including in businesses which provide cleaning and related services, security services and facilities management services, which interests may give rise to certain conflicts of interest concerning the fulfillment of Mr. Mendik's responsibility as a trustee of the Company.

     The Mendik Group (the "Mendik Group", as used herein, Bernard H. Mendik, David R. Greenbaum and certain entities controlled by them) owns an entity which provides cleaning and related services and security services to office properties. The Company has entered into contracts with the Mendik Group to provide such services to the certain office properties in which the Company owns a 100% interest. Although the terms and conditions of the contracts pursuant to which these services will be provided were not negotiated at arms' length, the Company believes based upon comparable fees charged to other real estate companies, that the terms and conditions of such contracts are fair to the Company, although there can be no assurance to this effect.

  ALEXANDER'S MANAGEMENT AND DEVELOPMENT AGREEMENT

     Pursuant to a Management and Development Agreement (the "Management Agreement") between the Company and Alexander's, the Company has agreed to manage Alexander's business affairs and manage and develop Alexander's properties for an annual fee. The Management Agreement was assigned by the Company to Vornado Management Corp. ("VMC"), a New Jersey corporation. The Company owns 100% of the outstanding shares of non-voting preferred stock of VMC (which entitles the Company to 95% of the economic benefits of VMC through distributions), and Messrs. Roth and West own 100% of the outstanding shares of common stock of VMC. The Company also acts as a leasing agent for Alexander's properties on a fee basis under a leasing agreement. In addition, the Company lent Alexander's $45 million, the subordinated tranche of a $75 million secured financing, the balance of which was funded by a bank. None of Mr. Roth, Interstate or Vornado is obligated to present to Alexander's any particular investment opportunity which comes to his or its attention, even if such opportunity is of a character which might be suitable for investment by Alexander's.

  LEASING SERVICES PROVIDED TO OTHER PROPERTIES

     The Mendik Management Company Inc. (the "Management Corporation") (which is controlled by Messrs. Mendik, Greenbaum and Fascitelli and not by the Company) provides management and leasing services to properties in which the Company owns less than a 100% interest as well as to other office properties (including several properties in which the Mendik Group has an interest). Certain conflicts of interest may result from the Management Corporation providing leasing services both to properties in which the Company has an interest and other properties in which the Mendik Group has an interest.

DEPENDENCE ON DIVIDENDS AND DISTRIBUTIONS OF SUBSIDIARIES

     Vornado is a real estate investment trust formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"). Substantially all of Vornado's assets consist of its partnership interests in the Operating Partnership, of which Vornado is the general partner. Substantially all of the Operating Partnership's properties and assets are held through subsidiaries. Any right of Vornado's shareholders to participate in any distribution of the assets of any of the Company's indirect subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and any consequent right of the Company's securityholders to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of the Operating Partnership and such subsidiary, except to the extent the Company has a claim against such subsidiary as a creditor of such subsidiary. In addition, in the event that claims of the Company as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. See also "-- Potential Anti-takeover Effects of Charter Documents and Applicable Law" and "-- Leverage".

LEVERAGE

     As of November 15, 1997, the Company had aggregate indebtedness outstanding of approximately $463 million, all of which is secured by Company properties. The Operating Partnership's ability to make required principal and interest payments with respect to indebtedness, including any Debt Securities, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments since the Debt Securities are obligations of the Operating Partnership only and its subsidiaries are not obligated or required to pay any amounts due pursuant to the Debt Securities or to make funds available therefor in the form of dividends or advances to the Operating Partnership. Of the approximately $463 million of outstanding indebtedness, Vornado Finance L.P., a Delaware limited partnership and subsidiary of the Operating Partnership ("Vornado Finance"), has outstanding an aggregate of $227,000,000 of 6.36% Collateralized Notes Due December 1, 2000 (the "Collateralized Notes"), secured by a mortgage note, mortgage and various other instruments, documents and agreements executed in connection therewith by other subsidiaries of the Operating Partnership owning, in the aggregate, the interests in 44 of the Company's properties.

     The indenture relating to the Collateralized Notes of Vornado Finance provides that all cash flows from the 44 Company properties which are collateral for the Collateralized Notes will be deposited in a segregated trust account. So long as no event of default under the indenture has occurred and is continuing, Vornado Finance may withdraw funds from such trust account to the extent that the amounts in such account exceed a certain minimum reserve level. Such minimum reserve level equals the sum of (i) the amount of current or past due operating expenses of Vornado Finance and its subsidiaries, (ii) indebtedness of Vornado Finance and its subsidiaries due prior to such withdrawal and (iii) accrued and unpaid interest on the Collateralized Notes; provided that (a) if the debt service coverage ratio (as defined in the indenture relating to the Collateralized Notes) is less than 2.0 and greater than or equal to 1.8, the amount in (iii) above is increased by an amount equal to six months interest on the Collateralized Notes and (b) if the debt service coverage ratio is less than 1.8, the amount in (iii) above is increased by an amount equal to 18 months interest on the Collateralized Notes. As a result of these limitations on cash flows relating to such properties, which cash flows represented approximately 83% of cash flows from properties of the Operating Partnership and its consolidated subsidiaries in 1996, the Operating Partnership's ability to pay interest and principal on its Debt Securities may be adversely affected.

     The Indentures do not contain provisions that limit the Operating Partnership's ability to incur indebtedness. Vornado has historically maintained a relatively low level of debt to market capitalization of between 15% and 35%. As of November 15, 1997, the level of debt to market capitalization was 13%. In the future, in connection with its strategy for growth, this percentage may increase. This policy may be reviewed and modified from time to time by the Company without the vote of shareholders.

GEOGRAPHIC CONCENTRATION

     For the year ended December 31, 1996, 78% of the Company's revenues were derived from properties located in New York City and New Jersey. In addition, the Company may concentrate a significant portion of its future acquisitions in New York City and New Jersey. Like other real estate markets, the real estate market in New York City and New Jersey experienced economic downturns in the past, including most recently in the late 1980s and early 1990s. Future declines in the economy or the real estate markets in New York City and New Jersey could adversely affect the Company's financial performance. The Operating Partnership's financial performance and its ability to make distributions to its partners, including Vornado, are dependent on conditions in the economy and the real estate markets in New York City and New Jersey, which may be affected by a number of factors, including the economic climate in New York City and New Jersey (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, infrastructure quality in New York City and New Jersey and other factors) and conditions in the real estate markets in New York City and New Jersey (such as oversupply of or reduced demand for real estate). There can be no assurance as to the continued strength of the economy, or the continued strength of the real estate markets, in New York City and New Jersey.

POTENTIAL COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

     Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other Federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks are also regulated by Federal and state laws. In connection with the ownership, operation and management of its properties, the Company could be held liable for the costs of remedial action with respect to such regulated substances or tanks or related claims.

     Each of the Company's properties has been subjected to varying degrees of environmental assessment, which generally did not include soil sampling or subsurface investigations, at various times. The environmental assessments did not reveal any environmental condition or liability that the Company believes will have a material adverse effect on the Company's business, assets or results of operations. However, there can be no assurance that the identification of new areas of contamination, change in the extent or known scope of contamination, the discovery of additional sites or changes in cleanup requirements would not result in significant costs to the Company.

COMPETITION

     The leasing of real estate is highly competitive. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. The Company directly competes with all lessors and developers of similar space in the areas in which its properties are located. Demand for retail space has been impacted by the recent bankruptcy of a number of retail companies and a general trend toward consolidation in the retail industry which could adversely affect the ability of the Company to attract and retain tenants.

     The Company's shopping center properties are generally located on major regional highways in mature, densely populated areas. These shopping center properties compete with, among others, free standing stores, neighborhood centers and stores leased on the periphery of regional malls. Further, the general economic climate (such as household disposable income) and the conditions of shopping center markets (such as oversupply of or reduced demand for retail space) in the places where the shopping center properties are located could adversely affect the Company's financial condition.

     The Company's office building properties are concentrated in highly developed areas of midtown Manhattan. Manhattan is the largest office market in the United States. The number of competitive office properties in Manhattan could have a material adverse effect on the Company's ability to lease office space at its properties, and on the effective rents the Company is able to charge. These competing properties may be newer or better located. In addition, the Company may compete with other property owners (including other REITs that currently invest in markets other than Manhattan) that are willing to acquire properties in transactions which are more highly leveraged than the Company is willing to undertake.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Steven Roth, the Chairman and Chief Executive Officer of Vornado, and Michael D. Fascitelli, the President of Vornado. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company.

CONSEQUENCES OF THE FAILURE TO QUALIFY OR REMAIN QUALIFIED AS A REIT

     Although Vornado's management believes that Vornado will remain organized and will continue to operate so as to qualify as a real estate investment trust ("REIT") for Federal income tax purposes, no assurance can be given that it will remain so qualified. Qualification as a REIT for Federal income tax purposes involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the control of Vornado may impact its ability to maintain its qualification as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the requirements for qualification as a REIT or the Federal income tax consequences of such qualification. Vornado, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect its ability to operate in such a manner as to maintain its qualification as a REIT.

     If, with respect to any taxable year, Vornado fails to maintain its qualification as a REIT, it would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alterative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to shareholders would be reduced for the year or years involved, and distributions would no longer be required to be made. In addition, unless entitled to relief under certain statutory provisions, Vornado would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Notwithstanding that Vornado currently intends to operate in a manner designed to allow it to qualify as a REIT, future economic, market, legal, tax or other considerations may cause it to determine that it is in the best interest of Vornado and its shareholders to revoke the REIT election.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER DOCUMENTS AND APPLICABLE LAW

     Generally, for Vornado to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of beneficial interest of Vornado may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of Vornado's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made). The Declaration of Trust, subject to certain exceptions, provides that no person may own more than 6.7% of the outstanding Common Shares or 9.9% of the outstanding Preferred Shares. These restrictions on transferability and ownership may delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders. See "Description of Shares of Beneficial Interest -- Description of Preferred Shares -- Restrictions on Ownership" and "Description of Shares of Beneficial Interest -- Description of Common Shares -- Restrictions on Ownership".

     Vornado's Board of Trustees is divided into three classes of trustees. Trustees of each class are chosen for three-year staggered terms. Staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of Vornado, even though a tender offer or change in control might be in the best interest of the shareholders. Vornado's Declaration of Trust authorizes the Board of Trustees to cause Vornado to issue additional authorized but unissued shares of Common Shares or Preferred Shares and to classify or reclassify, in one or more series, any unissued Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares. Although the Board of Trustees has no such intention at the present time, it could establish a series of Preferred Shares that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders. The Declaration of Trust and Vornado's Bylaws contain other provisions that may delay, deter or prevent a change in control of Vornado or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.

     Under the Maryland General Corporation Law, as amended ("MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares. The provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has adopted a resolution exempting any business combination between any trustee or officer of Vornado (or their affiliates) and Vornado. As a result, the trustees and officers of Vornado and their affiliates may be able to enter business combinations with Vornado which may not be in the best interest of shareholders and, with respect to business combinations with other persons, the business combination provisions of the MGCL may have the effect of delaying, deferring or preventing a transaction or a change in the control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders.

                     VORNADO AND THE OPERATING PARTNERSHIP

     Vornado is a fully-integrated real estate investment trust organized under the laws of the state of Maryland. In April 1997, Vornado transferred substantially all of its assets to the Operating Partnership, a Delaware limited partnership. As a result, Vornado now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership, in which it is the sole general partner and in which it owns an approximately 90% limited partnership interest as of November 15, 1997. The Operating Partnership currently owns: (i) 58 shopping center properties in seven states and Puerto Rico containing 10.5 million square feet, including 1.2 million square feet built by tenants on land leased from the Company; (ii) all or portions of 10 office building properties in the New York City metropolitan area (primarily Manhattan) containing 5.0 million square feet; (iii) eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; (iv) approximately 29.3% of the outstanding common stock of Alexander's, Inc., which has nine properties in the New York City metropolitan area; (v) a 40% interest in a hotel containing 800,000 square feet of space with 1,700 rooms and 400,000 square feet of retail and office space; (vi) mortgages on various office, restaurant and other retail properties; (vii) a 60% interest in a partnership that owns Americold Corporation and URS Logistics, Inc., which collectively own and operate 80 warehouse facilities with an aggregate of approximately 367 million cubic feet of refrigerated, frozen and dry storage space; (viii) a 15% limited partnership interest in Charles E. Smith Commercial Realty, which owns interests in and manages approximately 7.2 million square feet of office properties in Crystal City, Arlington, Virginia, a suburb of Washington D.C., and manages an additional 14 million square feet of office and other commercial properties in the Washington, D.C. area; and (ix) other owned retail properties.

     As of November 15, 1997, the Company's total consolidated outstanding debt was approximately $463 million all of which is secured by Company properties, and its total consolidated debt plus its proportionate share of total unconsolidated debt were approximately $992 million which is secured by Company properties.

     The executive offices of Vornado and the Operating Partnership are located at Park 80 West, Plaza II, Saddle Brook, N.J. 07663; telephone (201) 587-1000.

                                USE OF PROCEEDS

     Vornado is required by the terms of the partnership agreement of the Operating Partnership to invest the net proceeds of any sale of Common Shares, Preferred Shares or Depositary Shares in the Operating Partnership in exchange for additional Units or preferred Units, as the case may be. As will be more fully described in the applicable Prospectus Supplement, Vornado and the Operating Partnership intend to use the net proceeds from the sale of Securities for general corporate purposes or such other uses as may be set forth in a Prospectus Supplement. Such other uses may include, among others, the funding of an acquisition or the repayment of indebtedness.

                       CONSOLIDATED RATIOS OF EARNINGS TO
        COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

     For purposes of calculating the following ratios, (i) earnings represent income from continuing operations before income taxes, plus fixed charges, and
(ii) fixed charges represent interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

                                                  NINE MONTHS
                                                     ENDED           YEAR ENDED DECEMBER 31,
                                                 SEPTEMBER 30,   --------------------------------
                                                     1997        1996   1995   1994   1993   1992
                                                 -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Combined Fixed Charges and
  Preferred Share Dividend Requirements........      1.70        4.56   4.06   3.54   1.80   1.07

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described therein. The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture") between the Operating Partnership and The Bank of New York, as trustee (the "Senior Trustee"), a copy of the form of which Senior Indenture is filed as an exhibit to the Registration Statement. The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture") between the Operating Partnership and The Bank of New York, as trustee (the "Subordinated Trustee"), a copy of the form of which Subordinated Indenture is filed as an exhibit to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and Subordinated Trustee are sometimes referred to collectively as the "Trustees."

     The following summaries of the material provisions of the Senior Debt Securities, the Subordinated Debt Securities, the Senior Indenture and the Subordinated Indenture are brief summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

GENERAL

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be general unsecured obligations of the Operating Partnership. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Operating Partnership for each series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsubordinated obligations of the Operating Partnership and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Indenture) of the Operating Partnership as described below under "-- Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Operating Partnership and any terms and conditions relevant thereto; (8) the obligations of the Operating Partnership, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (12) if the principal of, or premium, if any, or interest, if any, on such Debt Securities is to be payable, at the election of the Operating Partnership or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the maturity thereof; (14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (15) the applicability of any provisions described under "-- Defeasance"; (16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) the applicability of any provisions described under "-- Events of Default" and any additional Event of Default applicable thereto; (18) any covenants applicable to such Debt Securities; (19) the terms and conditions, if any, pursuant to which the Debt Securities are exchangeable into Common Shares of the Company; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indentures. (Section 301)

     Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such original issue discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general Federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

     The Indentures do not contain any provisions that limit the Operating Partnership's ability to incur indebtedness. Except as may be indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, Holders of Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or Debt Securities that would protect them in the event the Operating Partnership engages in or becomes the subject of a highly leveraged transaction and the limitations on mergers, consolidations and transfers of substantially all of the Operating Partnership's properties and assets as an entirety to any person as described below under "-- Consolidation, Merger and Sale of Assets." Such covenants may not be waived or modified by the Operating Partnership, although Holders of Debt Securities could waive or modify such covenants as more fully described below under "-- Modification and Waiver."

     The applicable Prospectus Supplement with respect to any particular series of Debt Securities that provide for the optional redemption or prepayment of such Debt Securities upon the occurrence of certain events (i.e., a change of control) will describe the following: (1) the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as that there may be possible adverse effects on the market price of the Operating Partnership's securities or ability to obtain financing; (2) that the Operating Partnership will comply with the requirements of applicable securities laws, including Rules 14e-1 and 13e-4 under the Exchange Act, in connection with such provisions and any related offers by the Operating Partnership; (3) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on the offered Debt Securities may be effectively subordinated; (4) limitations on the Operating Partnership's financial or legal ability to repurchase the offered Debt Securities upon the triggering of an event risk provision requiring such a repurchase or offer to repurchase; (5) the impact, if any, under the governing instrument of the failure to repurchase, including whether such failure to make any required repurchases in the event of a change of control will create an event of default with respect to the offered Debt Securities or will become an event of default only after the continuation of such failure for a specified period of time after written notice is given to the Operating Partnership by the Trustee or to the Operating Partnership and the Trustee by the holders of a specified percentage in aggregate principal amount of the debt outstanding; (6) that there can be no assurance that sufficient funds will be available at the time of the triggering of an event risk provision to make any required repurchases; (7) if such offered Debt Securities are to be subordinated to other obligations of the Operating Partnership or its subsidiaries that would be accelerated upon the triggering of a change in control or similar event, the material effect thereof on such acceleration provision and such offered Debt Securities; and (8) to the extent that there is a definition of "change of control" in a supplemental indenture relating to such offered Debt Securities that includes the concept of "all or substantially all," the established meaning of such phrase under New York law.

EXCHANGE OF DEBT SECURITIES

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be exchangeable into Common Shares of Vornado on the terms and conditions set forth therein. Such terms may include provisions pursuant to which the number of Common Shares of Vornado to be received by the holders of Debt Securities would be calculated according to the market price of Common Shares of Vornado as of a time stated in the Prospectus Supplement. The applicable Prospectus Supplement will indicate certain restrictions on ownership which may apply in the event of an exchange. See "Description of Preferred Shares -- Restrictions on Ownership" and "Description of Common Shares -- Restrictions on Ownership."

FORM, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. (Section 302) Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange and transfer of Debt Securities will be registerable, at the office or agency of the Operating Partnership maintained for such purposes and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     All monies paid by the Operating Partnership to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Operating Partnership and thereafter the Holder of such Debt Security may look only to the Operating Partnership for payment thereof. (Section 1003)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer except as a whole by the Global Depositary for such Global Security to a nominee of such Global Depositary or by a nominee of such Global Depositary to such Global Depositary or another nominee of such Global Depositary or by such Global Depositary or any nominee to a successor Global Depositary or a nominee of such successor Global Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus

Supplement. The Operating Partnership expects that the following provisions will apply to depositary arrangements although no assurance can be given that such will be the case.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Global Depositary will be represented by a Global Security registered in the name of such Global Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Global Depositary for such Global Security, the Global Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Global Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Operating Partnership, if such Debt Securities are offered and sold directly by the Operating Partnership. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Global Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Global Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Global Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Operating Partnership understands that under existing industry practices, if the Operating Partnership requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the Global Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     If the Global Depositary for Debt Securities of a series is at any time unwilling, unable or ineligible to continue as Global Depositary and a successor Global Depositary is not appointed by the Operating Partnership within 90 days or an Event of Default under the applicable Indenture has occurred and is continuing, the Operating Partnership will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Operating Partnership may at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Operating Partnership so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Operating Partnership and the Global Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as registered securities).

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE OPERATING PARTNERSHIP

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, the Operating Partnership will be subject to the covenants described therein. In addition, the Operating Partnership will be subject to the following covenants.

  EXISTENCE

     Except as permitted under "-- Consolidation, Merger and Sale of Assets," the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities. (Section 1005)

  MAINTENANCE OF PROPERTIES

     The Operating Partnership will be required to cause all properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership shall not be prevented from discontinuing the operation or maintenance of any of its properties if such discontinuance is, in the judgment of the Operating Partnership, desirable in the conduct of its business or the business of any subsidiary and not disadvantageous in any material respect to the Holders. (Section 1006)

  PAYMENT OF TAXES AND OTHER CLAIMS

     The Operating Partnership will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Operating Partnership or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (Section 1007)

  INSURANCE

     The Operating Partnership will be required to, and to cause each of its subsidiaries to, keep all of its insurable properties insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types. (Section 1008)

  PROVISION OF FINANCIAL INFORMATION

     Whether or not the Operating Partnership is subject to Section 13 or
Section 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject.

     The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities whose names appear in the security register for such Debt Securities, as their names and addresses appear in the security register for such Debt Securities, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with any Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder. (Section 1009)

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure in the deposit of any sinking fund payment in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Operating Partnership in the Indentures (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice to the Operating Partnership as provided in the applicable Indenture; (e) the acceleration of, or failure to pay at maturity (including any applicable grace period), any indebtedness for money borrowed by the Operating Partnership with at least $50,000,000 in principal amount outstanding, which acceleration or failure to pay is not rescinded or annulled or such indebtedness paid, in each case within 10 days after the date on which written notice thereof shall have first been given to the Operating Partnership as provided in the applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indentures may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver or defaults, see
"-- Modification and Waiver" below.

     The Indentures provide that, subject to the duty of the Trustees thereunder during an Event of Default to act with the required standard of care, such Trustees will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustees reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security or indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the

Trustees, or exercising any trust or power conferred on such Trustees, with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless (i) such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) with respect to Debt Securities of that series; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity, to the applicable Trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the Indenture; (iii) the Trustee shall have failed to institute such proceedings within 60 days; and (iv) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request (Section 507); provided, however, that such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and any premium and interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section
508)

     The Operating Partnership will be required to furnish to the Trustees annually a statement as to the performance by the Operating Partnership of its obligations under the Indentures and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Without the consent of any Holder of Outstanding Debt Securities, the Operating Partnership and the applicable Trustee may amend or supplement the applicable Indenture or the Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not materially adversely affect the rights of any Holder of Debt Securities. (Section 901) Other modifications and amendments of the Indentures may be made by the Operating Partnership and the applicable Trustee only with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) modify the subordination provisions applicable to any series of Debt Securities in a manner adverse to the holders thereof; or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

     Unless otherwise indicated in the applicable Prospectus Supplement, the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Operating Partnership with certain covenants of the Indentures. (Section
1008) Unless otherwise indicated in the applicable Prospectus Supplement, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under such applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Operating Partnership, provided that (a) the Person (if other than the Operating Partnership) formed by such consolidation or into which the Operating Partnership is merged or which acquires or leases the assets of the Operating Partnership substantially as an entirety assumes the Operating Partnership's obligations on the Debt Securities and under the Indenture relating thereto and (b) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Article Eight) A Prospectus Supplement may set forth any additional provisions regarding a consolidation with, merger into, or transfer or lease of its assets substantially as an entirety to, any Person (or of such Person with, into or to the Operating Partnership).

DEFEASANCE

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Operating Partnership, at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold monies for payment in trust) or (ii) will be released from its obligations to comply with any covenants that may be specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of an event described in clause
(d) under "-- Events of Default" above with respect to any defeased covenants shall no longer be an Event of Default, if in either case the Operating Partnership irrevocably deposits with the applicable Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of and premium, if any, and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Operating Partnership) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (e) under "-- Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (e) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit and (c) the Operating Partnership shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such deposit and defeasance had not occurred, which Opinion of Counsel, in the case of a deposit and defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (i) above, shall be based on either (A) a ruling to such effect that the Operating Partnership has received from, or that has been published by, the Internal Revenue Service or (B) a change in the applicable Federal income tax law, occurring after the date of the applicable Indenture, to such effect. In the event the Operating Partnership omits to comply with its remaining obligations under such Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership will remain liable in respect to such payments. (Article Thirteen)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Operating Partnership, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Article Fifteen of the Subordinated Indenture)

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Operating Partnership who are not holders of Senior Debt or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     Unless otherwise indicated in the applicable Prospectus Supplement, "Senior Debt" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Operating Partnership to the extent such claim for post-petition interest is allowed in such proceeding) on all indebtedness of the Operating Partnership (including indebtedness of others guaranteed by the Operating Partnership), other than the Subordinated Debt Securities whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is: (i) for money borrowed, (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (iii) obligations of the Operating Partnership as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which the Operating Partnership is a party, including amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Debt Securities.

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Operating Partnership. The Senior Debt Securities, when issued, will constitute Senior Debt.

     The Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness as of the most recent practicable date that by the terms of such indebtedness and the terms of the offered Subordinated Debt Securities would rank senior to or pari passu with such Subordinated Debt Securities and any limitation on the issuance of additional senior or pari passu indebtedness. The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEES

     The Operating Partnership and certain of its subsidiaries in the ordinary course of business maintain general banking relations with The Bank of New York. Pursuant to the provisions of the Trust Indenture Act of 1939, upon a default under either the Senior Indenture or the Subordinated Indenture, The Bank of New York may be deemed to have a conflicting interest by virtue of its acting as both the Senior Trustee and the Subordinated Trustee requiring it to resign and be replaced by a successor trustee in one of such positions.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following descriptions of the material terms of the shares of beneficial interest of Vornado do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) Vornado's Amended and Restated Declaration of Trust, as amended, including the articles supplementary for the Series A Preferred Shares (the "Declaration of Trust"), and (ii) its Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

     For Vornado to maintain its qualification as a REIT under the Code, not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Accordingly, the Declaration of Trust contains provisions that restrict the ownership and transfer of shares of beneficial interest.

     The Declaration of Trust authorizes the issuance of up to 240,000,000 shares, consisting of 100,000,000 Common Shares, 20,000,000 preferred shares of beneficial interest, no par value per share ("Preferred Shares"), and 120,000,000 excess shares of beneficial interest, $.04 par value per share ("Excess Shares"). See "-- Description of Preferred Shares -- Restrictions on Ownership" and "-- Description of Common Shares -- Restrictions on Ownership" for a discussion of the possible issuance of Excess Shares.

DESCRIPTION OF PREFERRED SHARES

     The following is a description of the material terms and provisions of the Preferred Shares. The particular terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement, which will supplement the information set forth below.

     The summary of the material terms of Vornado's Preferred Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Declaration of Trust, which includes the articles supplementary relating to each series of the Preferred Shares (the "Articles Supplementary"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Shares.

     As of the date hereof, the Declaration of Trust authorizes the issuance of 20,000,000 Preferred Shares. As of November 15, 1997, 5,750,000 Series A Preferred Shares were outstanding. The Series A Preferred Shares are listed on the NYSE under the symbol "VNO Pr A". A description of Vornado's Series A Preferred Shares is set forth in Vornado's Registration Statement on Form 8-A, filed with the Commission on April 3, 1997, and incorporated herein by reference. The Preferred Shares authorized by the Declaration of Trust may be issued from time to time in one or more series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as may be fixed by the Board of Trustees. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of Vornado and may adversely affect the voting and other rights of the holders of Common Shares. The Declaration of Trust authorizes the Board of Trustees to classify or reclassify, in one or more series, any unissued Preferred Shares and to reclassify any unissued shares of any series of Preferred Shares of any series by setting or changing the number of Preferred Shares constituting such series and the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Preferred Shares.

     The Preferred Shares shall have the dividend, liquidation, redemption and voting rights described below as such description may be supplemented in a Prospectus Supplement relating to a particular series of the Preferred Shares. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Shares in respect of which this Prospectus is being delivered: (1) the title of such Preferred Shares and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Shares will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;
(5) any redemption or sinking fund provisions; (6) any conversion or exchange rights; (7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, limitations and restrictions; (8) any listing of such Preferred Shares on any securities exchange; (9) the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Vornado;
(10) any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Vornado; and (11) any limitations on direct, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Vornado as a REIT. The applicable Prospectus Supplement will also include a discussion of Federal income tax considerations applicable to such Preferred Shares.

  GENERAL

     The Preferred Shares offered hereby will be issued in one or more series. The Preferred Shares, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference is not indicative of the price at which the Preferred Shares will actually trade on or after the date of issuance.

  RANK

     The Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up of Vornado, rank prior to the Common Shares and Excess Shares (other than certain Excess Shares resulting from the conversion of Preferred Shares) and to all other classes and series of equity securities of Vornado now or hereafter authorized, issued or outstanding (the Common Shares and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of Vornado which by their terms specifically provide for a ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of Vornado. The Preferred Shares shall be junior to all outstanding debt of Vornado. The Preferred Shares shall be subject to creation of

Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Declaration of Trust.

  DIVIDENDS

     Holders of Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees out of assets of Vornado legally available for payment, dividends, or distributions in cash, property or other assets of Vornado or in Securities of Vornado or from any other source as the Board of Trustees in its discretion shall determine and at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each authorized dividend shall be payable to holders of record as they appear at the close of business on the books of Vornado on such record dates, not more than 90 calendar days preceding the payment dates therefor, as are determined by the Board of Trustees (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Shares are noncumulative and if the Board of Trustees fails to authorize a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Shares will have no right to receive a dividend in respect of such dividend period, and Vornado will have no obligation to pay the dividend for such period, whether or not dividends are authorized payable on any future dividend payment dates. If dividends of a series of Preferred Shares are cumulative, the dividends on such shares will accrue from and after the date set forth in the applicable Prospectus Supplement.

     No full dividends shall be authorized or paid or set apart for payment on Preferred Shares of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Shares offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Shares and any other Preferred Shares of Vornado ranking on a parity as to dividends with the Preferred Shares, dividends upon such Preferred Shares and dividends on such other Preferred Shares ranking on a parity with the Preferred Shares shall be authorized pro rata so that the amount of dividends authorized per share on such Preferred Shares and such other Preferred Shares ranking on a parity with the Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other Preferred Shares, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment(s) on Preferred Shares which may be in arrears. Unless full dividends on the series of Preferred Shares offered by the applicable Prospectus Supplement have been authorized and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative), (a) no cash dividend or distribution (other than in shares of Junior Stock) may be authorized, set aside or paid on the Junior Stock, (b) Vornado may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock, and (c) Vornado may not, directly or indirectly, repurchase, redeem or otherwise acquire any Preferred Shares or Parity Stock (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding Preferred Shares and shares of Parity Stock (except by conversion into or exchange for Junior Stock).

     Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series.

  REDEMPTION

     The terms, if any, on which Preferred Shares of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

  LIQUIDATION

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of Vornado, the holders of a series of Preferred Shares will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Shares, Excess Shares (other than certain Excess Shares resulting from the conversion of Preferred Shares) or any Junior Stock on liquidation, dissolution or winding up of Vornado, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Shares are cumulative). If the amounts available for distribution with respect to the Preferred Shares and all other outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Shares and Parity Stock, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Shares may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation distribution, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by Vornado.

     Title 8 does not contain any specific provisions on the power of a Maryland real estate investment trust, such as the Company, to make distributions, including dividends, to its shareholders. It is possible that a Maryland court may look to the Maryland General Corporation Law ("MGCL") for guidance on matters, such as the making of distributions to shareholders, not covered by Title 8. The MGCL requires that, after giving effect to a distribution, (1) the corporation must be able to pay its debts as they become due in the usual course of business and (2) the corporation's total assets must at least equal the sum of its total liabilities plus the preferential rights on dissolution of stockholders whose rights on dissolution are superior to those stockholders receiving the distribution. However, the MGCL also provides that the charter of the corporation may provide that senior dissolution preferences shall not be included with liabilities for purposes of determining amounts available for distribution. The applicable articles supplementary may include such a provision.

  VOTING

     The Preferred Shares of a series will not be entitled to vote, except as described below or in the applicable Prospectus Supplement. Without the affirmative vote of a majority of the Preferred Shares then outstanding (voting separately as a class together with any Parity Stock), Vornado may not (i) increase or decrease the aggregate number of authorized shares of such class or any security ranking prior to the Preferred Shares, (ii) increase or decrease the par value of the shares of holders of such class or (iii) alter or change the voting or other powers, preferences or special rights of such class so as to affect them adversely. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of Junior Stock or Parity Stock, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for Vornado, shall not be considered to be such an adverse change.

  NO OTHER RIGHTS

     The shares of a series of Preferred Shares will not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption except as set forth above or in the applicable Prospectus Supplement, the Declaration of Trust and in the applicable Articles Supplementary or as otherwise required by law.

  TRANSFER AGENT AND REGISTRAR

     The transfer agent for each series of Preferred Shares will be described in the related Prospectus Supplement.

  RESTRICTIONS ON OWNERSHIP

     As discussed below, for Vornado to maintain its qualification as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Declaration of Trust contains, and the Articles Supplementary for each series of Preferred Shares may contain, provisions restricting the ownership and transfer of the Preferred Shares.

     The Declaration of Trust contains a limitation that restricts shareholders from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any series (the "Preferred Shares Beneficial Ownership Limit"). The attribution rules which apply for purposes of the Common Shares Beneficial Ownership Limit (as defined below) also apply for purposes of the Preferred Shares Beneficial Ownership Limit. See "-- Description of Common Shares -- Restrictions on Ownership". Shareholders should be aware that events other than a purchase or other transfer of Preferred Shares may result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Preferred Shares Beneficial Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     Holders of Preferred Shares are also subject to the Constructive Ownership Limit (as defined below in "-- Description of Common Shares -- Restrictions on Ownership"), which restricts them from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any series. The attribution rules which apply for purposes of the Constructive Ownership Limit differ from those that apply for purposes of the Preferred Shares Beneficial Ownership Limit. See "-- Description of Common
Shares -- Restrictions on Ownership". Shareholders should be aware that events other than a purchase or other transfer of Preferred Shares may result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Constructive Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     The Declaration of Trust provides that a transfer of Preferred Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of Vornado to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Preferred Shares. In addition, Preferred Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by Vornado of the automatic exchange for Excess Shares shall be repaid to Vornado upon demand.

     If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Preferred Shares of the same class as the Preferred Shares which were originally exchanged for such Excess Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Preferred Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado. The Declaration of Trust provides that Vornado may purchase any Excess Shares that have been automatically exchanged for Preferred Shares as a result of a purported transfer or other event. The price at which Vornado may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Preferred Shares exchanged on the date of the automatic exchange for Excess Shares and (ii) the market price of the Preferred Shares exchanged for such Excess Shares on the date that the Company accepts the deemed offer to sell such Excess Shares. Vornado's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

     The Board of Trustees may exempt certain persons from the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit if evidence satisfactory to the trustees is presented showing that such exemption will not jeopardize Vornado's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the Internal Revenue Service (the "IRS") and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of Vornado.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

     All certificates evidencing Preferred Shares will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the outstanding Preferred Shares of any series must give a written notice to Vornado containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to Vornado such information as Vornado may request, in good faith, in order to determine Vornado's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

DEPOSITARY SHARES

     Vornado may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Shares, rather than full Preferred Shares. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Shares) of a share of a particular series of Preferred Shares, will be issued as described below.

     The description set forth below of the material provisions of the Deposit Agreement and of the Depositary Shares and Depositary Receipts (each as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Shares which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Shares. The particular terms of Depositary Shares representing fractional interests in any particular series of Preferred Shares will be described in the applicable Prospectus Supplement, which will supplement the information set forth herein.

  GENERAL

     The shares of any series of Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between Vornado and the depositary (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a Preferred Share represented by such Depositary Share, to all the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Preferred Shares represented thereby.

  DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

  WITHDRAWAL OF PREFERRED SHARES

     Upon surrender of Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Shares or otherwise), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the class or series of Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares thereof. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

  REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Shares represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Shares held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever Vornado redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing Preferred Shares so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

  VOTING THE PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notices of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Shares represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Shares represented by such Depositary Shares in accordance with such instructions, and Vornado will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preferred Shares to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Shares.

  AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Vornado and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Shares in connection with any liquidation, dissolution or winding up of Vornado and such distribution has been distributed to the holders of the related Depositary Shares.

  CHARGES OF DEPOSITARY

     Vornado will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Vornado will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and issuance of Depositary Receipts, all withdrawals of Preferred Shares by owners of Depositary Shares and any redemption of the Preferred Shares. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

  RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to Vornado notice of its election to do so, and Vornado may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

  RESTRICTIONS ON OWNERSHIP

     In order to safeguard Vornado against an inadvertent loss of REIT status, the Deposit Agreement or the Declaration of Trust will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable Prospectus Supplement.

  MISCELLANEOUS

     The Depositary will forward all reports and communications from Vornado which are delivered to the Depositary and which Vornado is required or otherwise determines to furnish to the holders of the Preferred Shares.

     Neither the Depositary nor Vornado will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Vornado and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON SHARES

     As of November 15, 1997, 69,229,079 Common Shares were issued and outstanding and no Excess Shares were issued and outstanding. The Common Shares of Vornado are listed on the NYSE under the symbol "VNO".

     The holders of Common Shares are entitled to receive dividends when, if and as authorized by the Board of Trustees of Vornado out of assets legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding Preferred Shares.

     The holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election. The holders of Common Shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of the Company. In the event of the dissolution, liquidation or winding up of Vornado, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any Preferred Shares then outstanding.

     The Common Shares have equal dividend, distribution, liquidation and other rights, and shall have no preference, appraisal or exchange rights. All outstanding shares of Common Shares are, and any Common Shares offered by a Prospectus Supplement, upon issuance, will be, fully paid and non-assessable.

     The transfer agent for the Common Shares is First Union National Bank, Charlotte, North Carolina.

  RESTRICTIONS ON OWNERSHIP

     The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of shares and which are designed to safeguard Vornado against an inadvertent loss of its REIT status. The Declaration of Trust contains a limitation that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code, more than a specified percentage of the outstanding Common Shares (the "Common Shares Beneficial Ownership Limit"). The Common Shares Beneficial Ownership Limit was initially set at 2.0% of the outstanding Common Shares. The Board of Trustees subsequently adopted a resolution raising the Common Shares Beneficial Ownership Limit from 2.0% to 6.7% of the outstanding Common Shares. The shareholders who owned, under the applicable attribution rules of the Code, more than 6.7% of the Common Shares immediately after the merger of Vornado, Inc. into Vornado in May 1993 (the "Merger") may continue to do so and may acquire additional Common Shares through stock option and similar plans or from other shareholders who owned, under the applicable attribution rules of the Code, more than 6.7% of the Common Shares immediately after the Merger, subject to the restriction that Common Shares cannot be transferred if, as a result, more than 50% in value of the outstanding shares of Vornado would be owned by five or fewer individuals. While such shareholders are not generally permitted to acquire additional Common Shares from any other source, such shareholders may acquire additional Common Shares from any source in the event that additional Common Shares are issued by Vornado, up to the percentage held by them immediately prior to such issuance.

     Shareholders should be aware that events other than a purchase or other transfer of Common Shares can result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit. For instance, if two shareholders, each of whom owns, under the applicable attribution rules of the Code, 3.5% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would own, under the applicable attribution rules of the Code, 7.0% of the outstanding Common Shares, which is in excess of the Common Shares Beneficial Ownership Limit. Similarly, if a shareholder who owns, under the applicable attribution rules of the Code, 4.9% of the outstanding Common Shares were to purchase a 50% interest in a corporation which owns

4.8% of the outstanding Common Shares, then the shareholder would own, under the applicable attribution rules of the Code, 7.3% of the outstanding Common Shares. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. Therefore, in order to ensure that rental income of the Company will not be treated as nonqualifying income under the rule described above, and thus to ensure that there will not be an inadvertent loss of REIT status as a result of the ownership of shares of a tenant, or a person that holds an interest in a tenant, the Declaration of Trust also contains an ownership limit that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code (which are different from those applicable with respect to the Common Shares Beneficial Ownership Limit), more than 9.9% of the outstanding shares of any class (the "Constructive Ownership Limit"). The shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger generally are not subject to the Constructive Ownership Limit. Subject to an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold, the Declaration of Trust also contains restrictions that are designed to ensure that the shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger will not, in the aggregate, own an interest in a tenant or subtenant of the REIT of sufficient magnitude to cause rental income received, directly or indirectly, by the REIT from such tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.

     Shareholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Code, of shares in excess of the Constructive Ownership Limit. As the attribution rules that apply with respect to the Constructive Ownership Limit differ from those that apply with respect to the Common Shares Beneficial Ownership Limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the Constructive Ownership Limit can differ from those which can result in share ownership in excess of the Common Shares Beneficial Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     The Declaration of Trust provides that a transfer of Common Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Common Shares. In addition, the Declaration of Trust provides that Common Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by Vornado of the automatic exchange for Excess Shares shall be repaid to Vornado upon demand.

     If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Common Shares. The Declaration of

Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Common Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado. The Declaration of Trust provides that Vornado, or its designee, may purchase any Excess Shares that have been automatically exchanged for Common Shares as a result of a purported transfer or other event. The price at which Vornado, or its designee, may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Common Shares exchanged on the date of the automatic exchange for Excess Shares and
(ii) the market price of the Common Shares exchanged for such Excess Shares on the date that Vornado accepts the deemed offer to sell such Excess Shares. Vornado's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

     The Board of Trustees of Vornado may exempt certain persons from the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, including the limitations applicable to holders who owned in excess of 6.7% of the Common Shares immediately after the Merger, if evidence satisfactory to the Board of Trustees is presented showing that such exemption will not jeopardize Vornado's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the IRS and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of Vornado.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2.0% of the outstanding Common Shares must give a written notice to Vornado containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company such information as Vornado may request, in good faith, in order to determine Vornado's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

     The ownership restrictions described above may have the effect of precluding acquisition of control of Vornado unless the Board of Trustees determines that maintenance of REIT status is no longer in the best interests of Vornado.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the taxation of Vornado and the material Federal income tax consequences to holders of the Securities is for general information only, and is not tax advice. The tax treatment of a holder of Securities will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Securities as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, traders in securities that elect to mark-to-market, banks, tax-exempt organizations, life insurance companies, persons that hold Securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar) subject to special treatment under the Federal income tax laws. This summary is based on the Code, its legislative history, existing and

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proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

TAXATION OF THE COMPANY AS A REIT

  GENERAL

     In the opinion of Sullivan & Cromwell, commencing with its taxable year ended December 31, 1993, Vornado has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Vornado's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. In providing its opinion, Sullivan & Cromwell is relying upon (i) representations received from Vornado and (ii) an opinion of Shearman & Sterling as to the qualification of Alexander's as a REIT. In providing its opinion to the effect that, commencing with Alexander's taxable year ending December 31, 1995, Alexander's has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Alexander's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, Shearman & Sterling is in turn relying upon representations received from Alexander's. The qualification and taxation of Vornado and Alexander's as REITs depends upon their ability to meet, through actual annual operating results, distribution levels, stock ownership requirements and the various qualification tests imposed under the Code. Accordingly, while Vornado intends to continue to qualify to be taxed as a REIT, no assurance can be given that the actual results of Vornado's or Alexander's operations for any particular year will satisfy such requirements. Neither Sullivan & Cromwell nor Shearman & Sterling will monitor the compliance of the Company or Alexander's with the requirements for REIT qualification on an ongoing basis.

     The sections of the Code applicable to REITs are highly technical and complex. The material aspects thereof are summarized below.

     As a REIT, Vornado generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, Vornado will be subject to federal income tax as follows. First, Vornado will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, Vornado may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Vornado has
(i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Vornado has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Vornado should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Vornado fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect Vornado's profitability. Sixth, if Vornado should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year,

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

and (iii) any undistributed taxable income from prior periods, Vornado would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which Vornado qualified as a REIT, Vornado recognizes gain on the disposition of any asset held by Vornado as of the beginning of the Recognition Period, then, to the extent of the excess of (a) fair market value of such asset as of the beginning of the Recognition Period over (b) Vornado's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury regulations that have not been promulgated; provided, however, that Vornado shall not be subject to tax on recognized Built-in Gain with respect to assets held as of the first day of the Recognition Period to the extent that the aggregate amount of such recognized Built-in Gain exceeds the net aggregate amount of Vornado's unrealized Built-in Gain as of the first day of the Recognition Period. Eighth, if Vornado acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of Vornado is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Vornado recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by Vornado, then, pursuant to the Treasury regulations that have not yet been issued and to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate.

  REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     Vornado has satisfied conditions (1) through (5) and believes that it has also satisfied condition (6). In addition, Vornado's Declaration of Trust provides for restrictions regarding the ownership and transfer of Vornado's shares of beneficial interest, which restrictions are intended to assist Vornado in continuing to satisfy the share ownership requirements described in (5) and
(6) above. The ownership and transfer restrictions pertaining to the Preferred Shares and the Common Shares are described above under the headings "Description of Shares of Beneficial Interest -- Description of Preferred
Shares -- Restrictions on Ownership" and "Description of Shares of Beneficial Interest -- Description of Common Shares -- Restrictions on Ownership."

     Vornado owns a number of wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, Vornado's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of Vornado. Vornado believes that all of its wholly-owned subsidiaries are "qualified REIT subsidiaries."

     In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes
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

of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Vornado's proportionate share of the assets, liabilities and items of income of any partnership in which Vornado is a partner, including the Operating Partnership, will be treated as assets, liabilities and items of income of Vornado for purposes of applying the requirements described herein. Thus, actions taken by partnerships in which Vornado owns an interest either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect Vornado's ability to satisfy the REIT income and assets tests and the determination of whether Vornado has net income from "prohibited transactions".

     INCOME TESTS. In order to maintain its qualification as a REIT, Vornado annually must satisfy three gross income requirements. First, at least 75% of Vornado's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" -- which term generally includes expenses of Vornado that are paid or reimbursed by tenants) or from certain types of temporary investments. Second, at least 95% of Vornado's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for its taxable years before 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Vornado's gross income (including gross income from prohibited transactions) for each such taxable year.

     Rents received by Vornado will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that Vornado may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not considered "rendered to the occupant" of the property. Vornado does not derive significant rents from Related Party Tenants, and Vornado does not and will not derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). Vornado directly performs services for certain of its tenants. Vornado does not believe that the provision of such services will cause its gross income attributable to such tenants to fail to be treated as "rents from real property." For taxable years of Vornado beginning after August 5, 1997, if Vornado provides services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by Vornado for any such services will not be treated as "rents from real property" for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as "rents from real property" unless the amounts received in respect of such services, together with amounts received for certain management services, exceeds 1% of all amounts received or accrued by Vornado during the taxable year with respect to such property. Under the literal wording of Section 856 of the Code, if the 1% threshold is exceeded, then all amounts received or accrued by Vornado with respect to the property will not qualify as "rents from real property", even if the impermissible services are provided to some, but not all, of the tenants of the property.

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

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If Vornado fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if Vornado's failure to meet such tests was due to reasonable cause and not due to willful neglect, Vornado attaches a schedule of the sources of its income to its Federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Vornado would be entitled to the benefit of these relief provisions. As discussed above under "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess income.

     ASSET TESTS. Vornado, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Vornado's total assets must be represented by real estate assets (including (i) real estate assets held by Vornado's qualified REIT subsidiaries and Vornado's allocable share of real estate assets held by partnerships in which Vornado owns an interest, (ii) for a period of one year from the date of Vornado's receipt of proceeds of an offering of its shares of beneficial interest or long-term (at least five years) debt, stock or debt instruments purchased with such proceeds and (iii) stock issued by another
REIT), cash, cash items and government securities. Second, not more than 25% of Vornado's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another
REIT) owned by Vornado may not exceed 5% of the value of Vornado's total assets and Vornado may not own more than 10% of any one issuer's outstanding voting securities.

     Since March 2, 1995, Vornado has owned more than 10% of the voting securities of Alexander's. Since April of 1997, Vornado's ownership of Alexander's has been through the Operating Partnership rather than direct. Vornado's ownership interest in Alexander's will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Alexander's qualified as a REIT for each of taxable years beginning with its taxable year ending December 31, 1995 and continues to so qualify. In the opinion of Shearman & Sterling, commencing with Alexander's taxable year ended December 31, 1995, Alexander's has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In providing its opinion, Shearman & Sterling is relying upon representations received from Alexander's.

     Since April of 1997 Vornado has also owned, through the Operating Partnership, more than 10% of the voting securities of Two Penn Plaza REIT, Inc. ("Two Penn REIT"). Vornado's indirect ownership interest in Two Penn REIT will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Two Penn REIT qualifies as a REIT for its first taxable year and each taxable year thereafter. Vornado believes that Two Penn REIT will also qualify.

     In order to ensure compliance with the 95% gross income test described above, Vornado transferred certain contract rights and obligations to VMC, a New Jersey corporation, in return for all of VMC's nonvoting preferred stock (the "Nonvoting Stock"). Since April of 1997, the Nonvoting Stock has been held by the Operating Partnership. The Nonvoting Stock entitles the holder thereof to 95% of the dividends paid by VMC. Vornado does not believe that its indirect ownership of the Nonvoting Stock will adversely affect its ability to satisfy the asset tests described above.

     Vornado also owns, through the Operating Partnership, nonvoting shares in a number of corporations. Vornado does not believe that the characteristics or value of such shares will cause Vornado to fail to satisfy the REIT asset tests described above.

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

     ANNUAL DISTRIBUTION REQUIREMENTS. Vornado, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of Vornado's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and Vornado's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. In addition, if Vornado disposes of any asset during its Recognition Period, Vornado will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Vornado timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Vornado does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if Vornado should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Vornado would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Vornado intends to satisfy the annual distribution requirements.

     It is possible that Vornado, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Vornado. In the event that such timing differences occur, in order to meet the 95% distribution requirement, Vornado may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, Vornado may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Vornado's deduction for dividends paid for the earlier year. Thus, Vornado may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Vornado will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

     If Vornado fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Vornado will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Vornado fails to qualify will not be deductible by Vornado nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Vornado will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Vornado would be entitled to such statutory relief.

TAXATION OF HOLDERS OF DEBT SECURITIES

     As used herein, the term "U.S. Holder" means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to United States federal income tax without regard to its source or (iv) a Trust if a court within the United States is able to exercise primary supervision over the administration of the Trust and one or more United States persons have the authority to control all substantial decisions of the Trust and "U.S. Alien Holder" means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a nonresident alien individual or
(ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States Federal income tax on a net income basis in respect of income or gain from the Debt Security.
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

  U.S. HOLDERS

     PAYMENTS OF INTEREST. Interest on a Debt Security will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the U.S. Holder's method of accounting for tax purposes.

     PURCHASE, SALE AND RETIREMENT OF THE DEBT SECURITIES. A U.S. Holder's tax basis in a Debt Security will generally be its U.S. dollar cost.

     A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and the U.S. Holder's tax basis in the Debt Security. Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss, will be long-term capital gain or loss if the Debt Security was held for more than one year and may be eligible for a reduced rate of tax if the Debt Security was held for more than 18 months and in certain other circumstances.

  U.S. ALIEN HOLDERS

     This discussion assumes that the Debt Security is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

     Under present United States Federal income and estate tax law, and subject to the discussion of backup withholding below:

          (i) payments of principal, premium (if any) and interest by the Operating Partnership or any of its paying agents to any holder of a Debt Security that is a U.S. Alien Holder will not be subject to United States Federal withholding tax if, in the case of interest (a) the beneficial owner of the Debt Security does not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnership, (b) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to the Operating Partnership through stock ownership, and (c) either (A) the beneficial owner of the Debt Security certifies to the Operating Partnership or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or
     (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Security certifies to the Operating Partnership or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (ii) a U.S. Alien Holder of a Debt Security will not be subject to United States Federal withholding tax on any gain realized on the sale or exchange of a Debt Security; and

          (iii) a Debt Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States Federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnerships and (b) the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the time of the individual's death.

     The Internal Revenue Service has adopted regulations (the "Withholding Regulations") that provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Withholding Regulations also require, in the case of Debt Securities held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than the partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule applies in the case of tiered partnerships. The Withholding Regulations are effective for payments made after December 31, 1998.

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

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. HOLDERS. In general, information reporting requirements will apply to payments of principal, any premium and interest on a Debt Security and the proceeds of the sale of a Debt Security before maturity within the United States to non-corporate U.S. Holders, and "backup withholding" at a rate of 31% will apply to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

     U.S. ALIEN HOLDERS. Information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest made by the Operating Partnership or a paying agent to a U.S. Alien Holder on a Debt Security if the certification described in clause (i)(c) under "U.S. Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a U.S. person. See the discussion of Withholding Regulations under "U.S. Alien Holders" above. The Operating Partnership or a paying agent, however, may report (on Internal Revenue Form 1042-S) payments of interest on the Debt Securities.

     Payments of the proceeds from the sale by a U.S. Alien Holder of a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for United States Federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debt Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     The applicable Prospectus Supplement will contain a discussion of any special United States Federal income tax rules with respect to Debt Securities that are issued at a discount or premium or as a unit with other Securities, have a maturity of one year or less, provide for conversion rights, contingent payments, early redemption or payments that are denominated in or determined by reference to a currency other than the U.S. dollar or otherwise subject to special United States Federal income tax rules.

TAXATION OF HOLDERS OF COMMON SHARES OR PREFERRED SHARES

  U.S. SHAREHOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of Common Shares or Preferred Shares ("Shares") who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any State, or (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

     As long as Vornado qualifies as a REIT, distributions made by Vornado out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. Distributions made by Vornado that are properly designated by Vornado as capital gain dividends will be taxable to U.S. Shareholders as gain from the sale of a capital asset held for more than one year (to the extent that they do not exceed Vornado's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his shares. Thus, subject to certain limitations, capital gains dividends received by an individual U.S. Shareholder may be eligible for 20%, 25%, or 28% capital gains rates of taxation. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that Vornado makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gains (provided that the Shares have been held as a capital asset). For purposes of determining the portion of distributions on separate classes of Shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Preferred Shares before being allocated to other distributions. Dividends authorized by Vornado in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Vornado and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Vornado on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of Vornado.

     For taxable years of the Company beginning after August 5, 1997, U.S. Shareholders holding Shares at the close of Vornado's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of Vornado's taxable year falls, such amount as Vornado may designate in a written notice mailed to its shareholders. Vornado may not designate amounts in excess of Vornado's undistributed net capital gain for the taxable year. Each U.S. Shareholder required to include such a designated amount in determining such shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by Vornado in respect of such undistributed net capital gains. U.S. Shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have paid by such shareholders. U.S. Shareholders will increase their basis in their Shares by the difference between the amount of such includible gains and the tax deemed paid by the shareholder in respect of such gains.

     Distributions made by Vornado and gain arising from the sale or exchange by a U.S. Shareholder of Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

     Upon any sale or other disposition of Shares, a U.S. Shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Shares for tax purposes. Such gain or loss will be capital gain or loss if the Shares have been held by the U.S. Shareholder as a capital asset, will be long-term gain or loss if such Shares have been held for more than one year Long-term capital gain of an individual U.S. Shareholder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and a maximum tax rate of 20% in respect of property held in excess of 18 months. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares of Vornado that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from Vornado which were required to be treated as long-term capital gains.

     BACKUP WITHHOLDING. Vornado will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide Vornado with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Vornado may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Vornado.

     TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Shares as "debt financed property" within the meaning of the Code and such Shares are not otherwise used in a trade or business, the dividend income from Shares will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Shares will not constitute UBTI unless such tax-exempt shareholder has held such Shares as "debt financed property" within the meaning of the Code or has used the Shares in a trade or business.

     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, respectively, income from an investment in Vornado's Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Shares. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as UBTI to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the equity interests in the REIT. Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts".

     A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (A) at least one qualified trust holds more than 25% (by value) of the interests in the REIT or (B) one or more qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as though the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. Vornado does not expect to be classified as a "pension-held REIT".

     Tax-exempt entities will be subject to the rules described above, under the heading "-- U.S. Shareholders" concerning the inclusion of Vornado's designated undistributed net capital gains in the income of its shareholders. Thus, such entities will be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

  NON-U.S. SHAREHOLDERS

     The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements.

     ORDINARY DIVIDENDS. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by Vornado of U.S. real property interests (discussed below) and other than distributions designated by Vornado as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of Vornado. Such distributions to Non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to tax at graduated rates in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). Vornado expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Shareholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Vornado or the appropriate withholding agent or (ii) the Non-U.S. Shareholder files an IRS Form 4224 (or a successor form) with Vornado or the appropriate withholding agent claiming that the distributions are "effectively connected" income.

     Distributions to a Non-U.S. Shareholder that are designated by Vornado at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by Vornado of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

     RETURN OF CAPITAL. Distributions in excess of current and accumulated earnings and profits of Vornado, which are not treated as attributable to the gain from disposition by Vornado of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its Shares, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current accumulated earnings and profits of Vornado.

     CAPITAL GAIN DIVIDENDS. For any year in which Vornado qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Vornado of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). Vornado is required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by Vornado as a capital gain dividend. However, if Vornado designates as a capital gain dividend a distribution made prior to the day Vornado actually effects such designation, then (although such distribution may be taxable to a Non-U.S. Shareholder) such distribution is not subject to withholding under FIRPTA; rather, Vornado must effect the 35% FIRPTA withholding from distributions made on and after the date of such designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. tax liability.

     SALES OF SHARES. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of Common Shares generally will not be taxed under FIRPTA if Vornado is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the stock is and was held directly or indirectly by foreign persons. It is currently anticipated that Vornado will continue to be a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is treated as "effectively connected" with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the

United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

     If Vornado were not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of Shares would be subject to tax under FIRPTA only if the selling Non-U.S. Shareholder owned more than 5% of the class of Shares sold at any time during a specified period (generally the shorter of the period that the Non-U.S. Shareholder owned the Shares sold or the five-year period ending on the date of disposition). If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such Shares would be required to withhold 10% of the gross purchase price.

     TREATY BENEFITS. Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Shareholders that are partnerships or entities that are similarly fiscally transparent for Federal income tax purposes, and persons holding Shares through such entities, may be subject to restrictions on their ability to claim benefits under U.S. tax treaties and should consult a tax advisor.

     Under the Withholding Regulations, however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Withholding Regulations, in the case of Shares held by a foreign partnership,
(x) the certification requirement would generally be applied to the partners in the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Withholding Regulations provide look-through rules in the case of tiered partnerships. The Withholding Regulations are effective for payments made after December 31, 1998.

OTHER TAX CONSEQUENCES

     Vornado and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Vornado and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on an investment in Vornado.

                              PLAN OF DISTRIBUTION

     Vornado and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Vornado's Common Shares being registered hereby may be issued in connection with the exchange of the Debt Securities of the Operating Partnership. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the related Prospectus Supplement. Such underwriters may include Goldman, Sachs & Co., or a group of underwriters represented by firms including Goldman, Sachs & Co. Goldman, Sachs & Co. may also act as agents. Vornado and the Operating Partnership have reserved the right to sell the Securities directly to investors on their own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Securities at a fixed price or prices that may be changed or at negotiated prices. Vornado and the Operating Partnership also may, from time to time, authorize dealers, acting as Vornado's or the Operating Partnership's agents, to offer and sell the Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from Vornado or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the

Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by Vornado or the Operating Partnership to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with Vornado or the Operating Partnership, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

     Any Securities issued hereunder (other than Common Shares and Series A Preferred Shares) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Securities are sold by Vornado or the Operating Partnership for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, Vornado, the Operating Partnership and certain of their affiliates in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus by reference from Vornado's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, the Balance Sheet of Vornado Realty L.P. as at April 14, 1997 incorporated by reference in this Prospectus from Vornado Realty L.P.'s Registration Statement on Form 10 filed with the Commission on June 12, 1997, as amended, the combined statement of revenues and certain expenses of Ninety Park Avenue incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997 and from Vornado Realty L.P.'s Current Report on Form 8K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, the consolidated financial statements of URS Logistics, Inc. for the year ended December 31, 1996, the statement and revenues and certain expenses of the Montehiedra Town Center for the year ended December 31, 1996, and the statement of revenues and certain expenses of the Riese Properties for the year ended April 30, 1997, all incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8-K, dated September 22, 1997 and filed with the Commission on October 8, 1997 and from Vornado Realty L.P.'s Current Report on Form 8-K, dated September 22, 1997 and filed with the Commission on October 8, 1997, and the statement of revenues and certain expenses of One Penn Plaza for the year ended December 31, 1996, the statement of revenues and certain expenses of 150 East 58th Street for the year ended December 31, 1996, and the statement of revenues and certain expenses of 640 Fifth Avenue for the year ended December 31, 1996, all incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998 and from Vornado Realty L.P.'s Current Report on Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of 866 U.N. Plaza Associates LLC; the combined financial statements of M Eleven Associates, M393 Associates and Eleven Penn Plaza Company; the financial statements of Two

Penn Plaza Associates L.P.; the financial statements of 1740 Broadway Associates, L.P.; and the financial statements of B&B Park Avenue L.P., all incorporated herein by reference from Vornado's Current Report on Form 8-K, dated March 12, 1997, as amended by Vornado's Current Report on Form 8-K/A, dated March 12, 1997, and the combined financial statements of the Mendik Predecessors incorporated by reference herein from the Vornado Realty L.P. Registration Statement on Form 10 filed with the Commission on June 12, 1997, as amended, have been audited by Friedman Alpren & Green LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Two Park Company, a New York general partnership, as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, incorporated herein by reference from Vornado's Current Report on Form 8-K, dated March 12, 1997, as amended by Vornado's Current Report on Form 8-K/A, dated March 12, 1997 and filed with the Commission on April 1, 1997 and the consolidated balance sheets of Americold Corporation as of the last day of February 1996 and 1997, and the related consolidated statements of operations, common stockholders' deficit and cash flows for each of the years in the three-year period ended the last day of February 1997, incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8-K, dated September 22, 1997 and filed with the Commission on October 8, 1997, and from Vornado Realty L.P.'s Current Report on Form 8-K, dated September 22, 1997 and filed with the Commission on October 8, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The statement of Revenue and Certain Expenses of Green Acres Mall and the Plaza at Green Acres for the year ended December 31, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement from Vornado Realty Trust's Current Report on Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997 and from Vornado Realty L.P.'s Current Report on Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined statement of revenue and certain operating expenses of The Merchandise Mart Group of Properties for the year ended December 31, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement from Vornado Realty Trust's Current Report on Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998 and from Vornado Realty L.P.'s Current Report on Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the auhtority of said firm as experts in giving said reports.

                           VALIDITY OF THE SECURITIES

     The validity of any Debt Securities issued hereunder will be passed upon for the Operating Partnership and the validity of any Depositary Shares issued hereunder will be passed upon for Vornado by Sullivan & Cromwell, New York, New York, counsel to Vornado and the Operating Partnership, and the validity of any Preferred Shares or Common Shares issued hereunder will be passed upon for Vornado by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, counsel to Vornado. The validity of any Securities issued hereunder will be passed upon for any underwriters by the counsel named in the applicable Prospectus Supplement.

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                                  $500,000,000

                              VORNADO REALTY L.P.
                             5.625% NOTES DUE 2007

                                  ------------
                             PROSPECTUS SUPPLEMENT
                                 JUNE 19, 2002

                                  ------------

                          JOINT BOOK-RUNNING MANAGERS
                              SALOMON SMITH BARNEY
                         BANC OF AMERICA SECURITIES LLC
                                    JPMORGAN
                                  ------------
                             COMMERZBANK SECURITIES

                            DEUTSCHE BANK SECURITIES
                             FLEET SECURITIES, INC.
                                  UBS WARBURG
                           BNY CAPITAL MARKETS, INC.
                           PNC CAPITAL MARKETS, INC.
                      WELLS FARGO BROKERAGE SERVICES, LLC

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